UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934

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Ambarella, Inc.
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AMBARELLA, INC.

3101 JAY STREET

SANTA CLARA, CA 95054

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held On June 4, 2025

Dear Shareholder:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Ambarella, Inc., a Cayman Islands company, will be held on Thursday, June 4, 2025, at 9:00 a.m. Pacific Time at 3101 Jay Street, Santa Clara, CA 95054. The agenda for the meeting is as follows:

MEETING AGENDA

Proposal No.	Proposal	Board Vote Recommendation
1	to elect the Board’s three nominees for Class I director, Chantelle Breithaupt, Chenming Hu and Feng-Ming (Fermi) Wang, to hold office until the 2028 Annual Meeting of Shareholders	For each Ambarella director nominee

2	to ratify the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm of Ambarella, Inc. for the fiscal year ending January 31, 2026	For

3	to approve, on an advisory basis, executive compensation	For

These items of business are more fully described in the Proxy Statement, which is available at www.edocumentview.com/AMBA. This notice, the Notice of Internet Availability, the Proxy Statement, the 2025 Annual Report, and the form of proxy are being made available to shareholders on or about April 25, 2025. We are providing access to our proxy materials over the Internet under the rules and regulations adopted by the U.S. Securities and Exchange Commission.

The record date for the Annual Meeting is April 15, 2025. Only shareholders of record at the close of business on that date may vote at the meeting or any adjournment thereof. We are not aware of any other business to come before the Annual Meeting. You may vote over the Internet, by telephone or by mailing a proxy card. Voting over the Internet, by telephone or by written proxy will ensure your representation at the Annual Meeting if you do not attend in person. Please review the instructions on the proxy card regarding each of these voting options. The Proxy Statement explains proxy voting and the matters to be voted on in more detail. We look forward to your attendance at the Annual Meeting.

By Order of the Board of Directors

Michael Morehead

General Counsel and Secretary

Santa Clara, California

April 25, 2025

You are cordially invited to attend the meeting in person. Your vote is important. Whether or not you expect to attend the meeting, please vote your shares as instructed in the Notice of Internet Availability, which is being mailed to you on April 25, 2025, as promptly as possible to ensure your representation at the meeting. Even if you have voted by proxy, you may still vote in person if you attend the meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain a proxy issued in your name from that record holder.

-i-

-ii-

Ambarella, Inc.

3101 Jay Street

Santa Clara, CA 95054

PROXY STATEMENT

FOR THE 2025 ANNUAL MEETING OF SHAREHOLDERS

INFORMATION CONCERNING VOTING AND SOLICITATION

In connection with the solicitation of proxies by the Board of Directors of Ambarella, Inc., a Cayman Islands company (the “Board”), and pursuant to the rules and regulations adopted by the U.S. Securities and Exchange Commission, we are furnishing our proxy materials to shareholders for use at our 2025 Annual Meeting of Shareholders (the “Annual Meeting”), and any adjournments or postponements thereof. The Annual Meeting will be held on June 4, 2025, at 9:00 a.m. Pacific Time at our offices located at 3101 Jay Street, Santa Clara, CA 95054.

We have mailed the Notice of Internet Availability to all shareholders and beneficial owners of record as of the record date, April 15, 2025. All shareholders will have the ability to access the proxy materials via the Internet, including this Proxy Statement and our 2025 Annual Report to Shareholders for the fiscal year ended January 31, 2025. The Notice of Internet Availability includes information on how to access the proxy materials, how to submit your vote over the Internet or by phone or how to request a paper copy of the proxy materials. This Proxy Statement and our 2025 Annual Report to Shareholders are available at www.edocumentview.com/AMBA. If you are a shareholder of record, you also may view these materials at http://www.envisionreports.com/AMBA.

References to “the Company,” “Ambarella,” “we,” “us” or “our” throughout this Proxy Statement mean Ambarella, Inc.

GENERAL INFORMATION ABOUT THE ANNUAL MEETING

Notice of Internet Availability

Instead of mailing a paper copy of our proxy materials, we have provided access to our proxy materials over the Internet, which are available at www.edocumentview.com/AMBA. If you are a shareholder of record, you also may view these materials at http://www.envisionreports.com/AMBA. In accordance with rules and regulations adopted by the U.S. Securities and Exchange Commission, the Notice of Internet Availability has been sent to our shareholders of record and beneficial owners as of the record date, April 15, 2025. The Notice of Internet Availability includes information on how to access the proxy materials, how to submit your vote via the Internet and how to request a paper copy of the proxy materials. By accessing the proxy materials on the Internet or choosing to receive your future proxy materials by email, you will save us the cost of printing and mailing documents to you and will reduce the impact of our annual meeting of shareholders on the environment.

Appointment of Proxy Holders

The Board asks you to appoint Feng-Ming (Fermi) Wang, John A. Young and Michael Morehead as your proxy holders to vote your shares at the Annual Meeting. You make this appointment by voting your shares by proxy, as instructed in the Notice of Internet Availability.

If appointed by you, the proxy holders will vote your shares as you direct on the matters described in this Proxy Statement. In the absence of your direction, they will vote your shares as recommended by the Board.

Unless you otherwise indicate, you also authorize your proxy holders to vote your shares on any matters not known by the Board at the time this Proxy Statement was made available to shareholders and which may be properly presented for action at the Annual Meeting.

Who Can Vote

Only shareholders of record at the close of business on April 15, 2025 will be entitled to vote at the Annual Meeting. On this record date, there were 42,413,308 ordinary shares outstanding and entitled to vote. Each holder of ordinary shares is entitled to one vote for each share held as of April 15, 2025. There is no cumulative voting in the election of directors.

Shareholder of Record: Shares Registered in Your Name

If on April 15, 2025, your shares were registered directly in your name with Ambarella’s transfer agent, Computershare Trust Company, N.A., then you are a shareholder of record. As a shareholder of record, you may vote in person at the Annual Meeting or vote by proxy. Whether or not you plan to attend the Annual Meeting, we urge you to vote your shares by proxy over the Internet, by telephone, or by mail as instructed in the Notice of Internet Availability to ensure your vote is counted if you later decide not to attend the Annual Meeting.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank

If on April 15, 2025, your shares were held not in your name, but rather in an account at a brokerage firm, bank, dealer, or other similar organization, then you are the beneficial owner of shares held in “street name” and the Proxy Statement is being forwarded to you by that organization. The organization holding your account is considered to be the shareholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker or other agent regarding how to vote the shares in your account. You are also invited to attend the Annual Meeting. However, since you are not the shareholder of record, you may not vote your shares in person at the meeting unless you request and obtain a valid proxy from your broker or other agent.

How You Can Vote

You may either vote “For” the nominees for Class I Director or you may “Withhold” your vote for the nominees. For proposals 2 and 3, you may vote “For” or “Against” or abstain from voting.

The procedures for voting are as follows:

Shareholder of Record: Shares Registered in Your Name

If you are a shareholder of record, you may vote in person at the Annual Meeting, vote by proxy over the Internet, by telephone or by mail, as instructed in the Notice of Internet Availability. Whether or not you plan to attend the Annual Meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the meeting and vote in person even if you have already voted by proxy.

•

To vote over the telephone, dial toll-free 1-800-652-8683 using a touch-tone phone and follow the recorded instructions. You will be asked to provide the company number and control number from the proxy card. Your vote must be received by 11:59 p.m. Eastern Time on June 3, 2025 to be counted.

•	To vote through the Internet, go to http://www.envisionreports.com/AMBA to complete an electronic proxy card. Your vote must be received by 11:59 p.m. Eastern Time on June 3, 2025 to be counted.

•

To vote using the proxy card (if you requested paper copies of the proxy materials to be mailed to you), simply complete, sign and date the proxy card and return it promptly in the envelope to be provided. If you return your signed proxy card to us before the Annual Meeting, we will vote your shares as you direct.

•	To vote in person, come to the Annual Meeting and we will give you a ballot when you arrive.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If you are a beneficial owner of shares registered in the name of your broker, bank, or other agent, you should receive voting instructions from that organization rather than from Ambarella. You must follow the voting instructions provided by your broker, bank or other agent in order to direct your broker, bank or other agent on how to vote your shares. You should generally be able to vote by returning a voting instruction form, or by telephone or on the Internet. However, the availability of telephone and Internet voting will depend on the voting process of your broker, bank or other agent. To vote in person at the Annual Meeting, you must obtain a valid proxy from your broker, bank, or other agent. Follow the instructions from your broker or bank, or contact your broker or bank to request a proxy form.

Matters to be Voted Upon

There are three matters scheduled for a vote at the Annual Meeting:

Proposal 1 –	Election of the three directors named as nominees for Class I director in this Proxy Statement to hold office until the 2028 Annual Meeting of Shareholders;
Proposal 2 –	Ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending January 31, 2026; and
Proposal 3 –	Approval, on an advisory basis, of executive compensation, as described in this Proxy Statement.

If you are a shareholder of record and you vote via the Internet, by telephone or return a proxy card by mail, but do not select a voting preference, the persons who are authorized to vote your shares will vote:

Proposal 1 –	FOR each of the three nominees for Class I director named herein to hold office until the 2028 Annual Meeting of Shareholders;
Proposal 2 –	FOR the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending January 31, 2026; and
Proposal 3 –	FOR the approval, on an advisory basis, of executive compensation, as described in this Proxy Statement.

If you are a beneficial owner of shares registered in the name of your broker, bank, or other agent, you should follow the voting instructions provided by your broker, bank other agent in order to instruct your broker, bank or other agent how to vote your shares.

Revocation of Proxies

Shareholders of record can revoke their proxies at any time before they are exercised in any of three ways:

•	by submitting written notice of revocation to the Secretary of the Company prior to the Annual Meeting;

•	by submitting another properly executed proxy of a later date prior to the Annual Meeting; or

•	by voting in person at the Annual Meeting.

Beneficial owners of shares held in street name must contact their broker, bank or other agent to revoke any prior voting instructions.

Required Vote

Directors are elected by a plurality vote, which means that the three nominees for Class I director receiving the most affirmative votes will be elected. All other matters submitted for shareholder approval require the affirmative vote of the majority of shares present in person or represented by proxy and entitled to vote.

A quorum of shareholders is necessary to hold a valid Annual Meeting. A quorum will be present if shareholders holding at least a majority of the outstanding shares entitled to vote are present at the meeting in person or represented by proxy. On the record date, there were 42,413,308 shares outstanding and entitled to vote. As a result, shareholders holding at least 21,206,655 shares will need to be present at the meeting in person or represented by proxy to constitute a quorum. Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) over the Internet, by telephone, by mail or if you attend the Annual Meeting in person. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, then either the chairman of the meeting or the holders of a majority of shares present at the meeting in person or represented by proxy may adjourn the meeting to another date.

Abstentions on any matters are treated as shares present or represented and entitled to vote on that matter and have the same effect as a vote “against” such matter.

If your shares are held in street name and you do not instruct your broker on how to vote your shares, your broker, in its discretion, may either leave your shares unvoted or vote your shares on routine matters. Only Proposal 2 (ratifying the appointment of our independent registered public accounting firm) is considered a routine matter. Proposal 1 (election of directors) and Proposal 3 (advisory vote on executive compensation) are not considered routine matters, and without your instruction, your broker cannot vote your shares as to those proposals. If your broker returns a proxy but does not vote your shares, this results in a “broker non-vote.” Broker non-votes will be counted as present for the purpose of determining a quorum. However, as brokers do not have discretionary authority to vote on Proposal 1 or Proposal 3, broker non-votes will not be counted for the purpose of determining the number of votes cast on such proposals.

Votes will be counted by the inspector of election appointed for the meeting, who will separately count, with respect to the election of directors, “For” and “Withhold” votes and, with respect to other proposals, votes “For” and “Against,” abstentions and, if applicable, broker non-votes. Abstentions will be counted towards the vote total for Proposal 2 and Proposal 3 and will have the same effect as “Against” votes. Broker non-votes, although counted toward the quorum requirement, will not be counted towards the vote total for any proposal.

Other Matters Brought Before the Meeting

The Board knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on those matters in accordance with their best judgment.

Solicitation of Proxies

The Company will pay for the entire cost of soliciting proxies. In addition to these proxy materials, the Company’s directors and employees may also solicit proxies in person, by telephone, or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We also may reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

Voting Results

Preliminary voting results will be announced at the Annual Meeting. In addition, final voting results will be published in a current report on Form 8-K that the Company expects to file within four business days after the

Annual Meeting. If final voting results are not available in time to file a Form 8-K within four business days after the meeting, the Company intends to file a Form 8-K to publish preliminary results and, within four business days after the final results are known, file an additional Form 8-K to publish the final results.

Important Notice Regarding Availability of Proxy Materials

This Proxy Statement and our 2025 Annual Report to Shareholders are available at www.edocumentview.com/AMBA. Please promptly vote your shares as instructed in the Notice of Internet Availability. This will not limit your rights to attend or vote at the Annual Meeting.

PROPOSAL 1

ELECTION OF CLASS I DIRECTORS

Ambarella’s Board of Directors (the “Board”) currently has nine members. The authorized number of directors may be changed by resolution of the Board. Vacancies on the Board may be filled only by a majority of the remaining directors even if less than a quorum, unless the Board determines that the vacancies shall be filled by the shareholders. A director elected to fill a vacancy in a class, including vacancies created by an increase in the number of directors, shall serve for the remainder of the full term of that class and until the director’s successor is duly elected and qualified.

The Board is divided into three classes, Class I, Class II and Class III, which serve staggered three-year terms:

•	Class I directors are Chantelle Breithaupt, Anne De Greef-Safft, Dr. Chenming C. Hu and Dr. Feng-Ming (“Fermi”) Wang and their current terms will expire at the upcoming Annual Meeting.

•	Class II directors are Leslie Kohn, D. Jeffrey Richardson and Elizabeth M. Schwarting and their current terms will expire at the annual meeting of shareholders to be held in 2026.

•	Class III directors are Dr. Hsiao-Wuen Hon and Christopher B. Paisley and their current terms will expire at the annual meeting of shareholders to be held in 2027.

Ms. Breithaupt was appointed to the Board in February 2025 upon recommendation of the remaining directors and the Nominating and Corporate Governance Committee following her identification as a director candidate by a third-party search firm, and is standing for election by the shareholders for the first time. In April 2025, Ms. De Greef-Safft notified the Company of her intent not to stand for re-election when her current term expires at the upcoming Annual Meeting and the size of the Board will be reduced to eight members on the effective date of the Annual Meeting. The Board, upon the recommendation of the Nominating and Corporate Governance Committee, has selected Ms. Breithaupt, Dr. Hu and Dr. Wang as nominees for election as Class I directors at the upcoming Annual Meeting. The proxies given to the proxy holders will be voted or not voted as directed and, if no direction is given, will be voted FOR each of the three nominees. If any nominee is unable or declines to serve as director at the time of the Annual Meeting, an event not now anticipated, proxies will be voted for any nominee designated by the Board to fill the vacancy. The three nominees for Class I director receiving the highest number of affirmative votes will be elected as Class I directors and will serve until the annual meeting of shareholders to be held in 2028 or until their successors are elected and qualified.

The names of the nominees for election as Class I directors, who have been nominated by the Board, and the names of the continuing directors not up for election at the Annual Meeting, along with certain biographical information about the nominees and continuing directors, including the director’s business experience, public company director positions held currently or at any time during the last five years, information regarding involvement in certain legal or administrative proceedings (if applicable), and the experiences, qualifications, attributes or skills that caused the Nominating and Corporate Governance Committee to recommend that the director should continue to serve on the Board, are set forth below.

Names of Nominees for Class I Directors	Age	Position(s)
Chantelle Breithaupt(1)	52	Director
Chenming C. Hu, Ph.D.(1)(2)	77	Director
Feng-Ming (Fermi) Wang, Ph.D.	61	Chairman of the Board of Directors, President and Chief Executive Officer

(1)	Member of Audit Committee
(2)	Member of Compensation Committee

Chantelle Breithaupt has been a member of our Board since February 2025. Ms. Breithaupt currently serves as the Senior Vice President, Chief Financial Officer of Arista Networks, Inc., a position she has held since

February 2024 having joined Arista in January 2024. Ms. Breithaupt served as Senior Vice President and Chief Financial Officer of Aspen Technology from March 2021 to December 2023. Prior to Aspen Technology, Ms. Breithaupt spent seven years with Cisco Systems Inc. She held multiple leadership positions at Cisco, most recently as Senior Vice President, Finance from January 2021 to March 2021, Vice President of Finance – Customer Experience/Services from August 2018 to January 2021, Vice President – Finance, Americas from October 2017 to August 2018 and Senior Director – Operational Finance from April 2014 to August 2015. Before Cisco, Ms. Breithaupt worked with GE for 15 years, where she held progressive, executive global finance roles. Ms. Breithaupt holds an Honors Business Administration degree from Wilfrid Laurier University (Canada). We believe that Ms. Breithaupt possesses specific attributes that qualify her to serve as a member of our Board, including her managerial experience in technology markets and expertise in finance, including accounting and financial reporting, as a chief financial officer and in other finance roles.

Chenming C. Hu, Ph.D. has been a member of our Board since November 2011. Since 1976, Dr. Hu has been a professor in electrical engineering and computer sciences at the University of California, Berkeley, where he has been the TSMC Distinguished Chair Professor Emeritus since 2010. He was the Chief Technology Officer of TSMC from 2001 to 2004. Dr. Hu was the founding chairman of Celestry Design Technologies, which was acquired by Cadence Design Systems in 2002. Dr. Hu also serves on the board of directors of ACM Research, Inc., a semiconductor equipment producer. Dr. Hu previously served as a director of numerous companies, including Inphi Corporation from 2010 to 2021, when it was acquired by Marvell Technology, Inc. Dr. Hu is a member of the U.S. National Academy of Engineering and the Chinese Academy of Sciences, and Taiwan’s Academia Sinica. Dr. Hu received his B.S. degree from National Taiwan University and his M.S. degree and Ph.D. from the University of California, Berkeley, all in Electrical Engineering. We believe that Dr. Hu possesses specific attributes that qualify him to serve as a member of our Board, including his extensive experience in the microelectronics and semiconductor industries as Chief Technology Officer of TSMC and as a current and former board member of a number of technology companies, as well as his experience in academia as a professor of microelectronics, which gives him in-depth knowledge of technology trends and developments.

Feng-Ming (Fermi) Wang, Ph.D. has served as our Chairman of the Board of Directors, President and Chief Executive Officer since he co-founded Ambarella in January 2004. Prior to co-founding Ambarella, Dr. Wang was Chief Executive Officer and co-founder of Afara Websystems, a developer of throughput-oriented microprocessor technology, from November 2000 to July 2002, when Afara was acquired by Sun Microsystems, Inc. Before founding Afara, Dr. Wang served in various positions at C-Cube Microsystems, Inc., a digital video company, from August 1991 to August 2000, and last served as Vice President and General Manager from 1997 to 2000. Dr. Wang holds a B.S. degree in electrical engineering from National Taiwan University and an M.S. degree and Ph.D. in electrical engineering from Columbia University. We believe that Dr. Wang possesses specific attributes that qualify him to serve as a member of our Board, including his service as our Chairman of the Board of Directors, President and Chief Executive Officer, his leadership as a co-founder of Ambarella and his years of experience in the digital video industry.

Names of Continuing Directors	Age	Position(s)
Hsiao-Wuen Hon, Ph.D.(2)	61	Director
Leslie Kohn	68	Chief Technology Officer and Director
Christopher B. Paisley(1)(3)	72	Director
D. Jeffrey Richardson(2)(3)(4)	60	Director
Elizabeth M. Schwarting(1)(3)	62	Director

(1)	Member of Audit Committee
(2)	Member of Compensation Committee
(3)	Member of Nominating and Corporate Governance Committee
(4)	Lead Independent Director

Hsiao-Wuen Hon, Ph.D. has been a member of our Board since August 2017. Dr. Hon is a former technology industry executive with over 28 years of experience at Microsoft Corporation, where he held various leadership positions before retiring in 2023. Most recently, he served as Corporate Vice President at Microsoft, and previously held the positions of Asia-Pacific R&D Group Chairman and Managing Director of Microsoft Research Asia. During his tenure at Microsoft, he made significant contributions in the areas of natural artificial intelligence, spoken language recognition, and internet search. Prior to joining Microsoft, Dr. Hon served as Technology Director of the Apple-ISS Research Center on behalf of Apple Corporation. Dr. Hon holds a Bachelor of Science degree in Electrical Engineering from National Taiwan University, a Master of Science degree in Computer Science with a focus on Artificial Intelligence from Carnegie Mellon University, and a Ph.D. degree in Computer Science, with a focus on Artificial Intelligence and Speech Recognition, also from Carnegie Mellon University. We believe that Dr. Hon possesses specific attributes that qualify him to serve as a member of our Board, including his extensive experience and wealth of knowledge in artificial intelligence and his deep managerial experience in the technology industry at Microsoft and Apple.

Leslie Kohn has served as our Chief Technology Officer and a member of our Board since he co-founded Ambarella in January 2004. Prior to co-founding Ambarella, Mr. Kohn was Chief Technology Officer and co-founder of Afara Websystems from November 2000 to July 2002. After Afara’s acquisition by Sun Microsystems in July 2002, Mr. Kohn served as a fellow at Sun Microsystems until August 2003. Mr. Kohn served as Chief Architect of C-Cube Microsystems from February 1995 to October 2000. Prior to joining C-Cube Microsystems, Mr. Kohn served in engineering and management positions with Sun Microsystems, Intel Corporation and National Semiconductor. Mr. Kohn holds a B.S. degree in physics from California Institute of Technology. We believe that Mr. Kohn possesses specific attributes that qualify him to serve as a member of our Board, including his role in developing our technology, his leadership as our co-founder and his many years of experience in the digital video industry.

Christopher B. Paisley has served as a member of our Board since August 2012. Christopher B. Paisley has served as a member of our Board since August 2012. Since January 2001, Mr. Paisley has served as the Dean’s Executive Professor of Accounting at the Leavey School of Business at Santa Clara University. Mr. Paisley also serves on the board of directors of Equinix, Inc., a provider of network colocation, interconnection and managed services, and Fastly, Inc., a cloud computing services provider. Mr. Paisley has previously served on the board of directors of numerous companies, including Fitbit, Inc., a connected health and fitness company, from January 2015 to May 2020, Fortinet, Inc., a provider of unified threat management solutions, from February 2004 to June 2021, and Enterprise 4.0 Technology Acquisition Corp., a Special Purpose Acquisition Corporation, from October 2021 to March 2023. Mr. Paisley holds a B.A. degree in business economics from the University of California at Santa Barbara and an M.B.A. from the Anderson School at the University of California at Los Angeles. We believe that Mr. Paisley possesses specific attributes that qualify him to serve as a member of our Board, including expertise in finance, including accounting and financial reporting, as a chief financial officer and in other finance roles and currently as a professor in the field of accounting and finance. Mr. Paisley also has over 20 years of outside board experience, which includes serving as Audit Committee chairman, at numerous public and private companies.

D. Jeffrey Richardson has been a member of our Board since March 2014. Mr. Richardson served as a senior executive of LSI Corporation (“LSI”), a semiconductor company, from 2005 until its acquisition by Avago Technologies Company in 2014, including most recently serving as Executive Vice President and Chief Operating Officer. Prior to joining LSI, Mr. Richardson served in several capacities at Intel Corporation, including as its Vice President and General Manager of Server Platform Group and Vice President and General Manager of Enterprise Platforms and Services Division. Mr. Richardson currently serves on the board of directors of Kulicke and Soffa Industries, Inc., a provider of semiconductor capital equipment, and Lattice Semiconductor Corporation, a semiconductor company. Mr. Richardson received a B.S. degree in electrical engineering from the University of Colorado Boulder. We believe that Mr. Richardson possesses specific attributes that qualify him to serve as a member of our Board, including his extensive managerial experience in the semiconductor industry as Chief Operating Officer of LSI and senior management positions with LSI and Intel, and his experience as a board member of Lattice Semiconductor and Kulicke and Soffa.

Elizabeth M. Schwarting has been a member of our Board since June 2020. Since October 2015, Ms. Schwarting has been the Principal Member of DBS Ventures, LLC, where she serves as a consultant for various audiences relating to the automotive market, including automotive technology (with a special emphasis on ADAS/Automated Driving), regulatory trends and business development. From 2009 to 2015, Ms. Schwarting served as Vice President of the Electronic Controls business unit for Delphi Corporation (now Aptiv PLC). As a member of the Executive Committee, she led a global team responsible for the Automotive ADAS and Safety Electronics product lines and the Body Electronics and Security product lines, as well as Power Electronics (for Hybrid and Electric Vehicles). From 1999 to 2009, Ms. Schwarting held several leadership positions at Delphi, including Vice President, Safety Systems, Global Director, Sales and Marketing, and General Motors Global Customer Director. Prior to joining Delphi, Ms. Schwarting held the position of General Manager and Vice President, Strategic Accounts for Eastman Kodak Company within the Consumer Imaging Division. Ms. Schwarting also currently serves on the board of directors of Lattice Semiconductor Corporation, a semiconductor company. Ms. Schwarting received a B.S. degree in language arts from the University of Nebraska. We believe that Ms. Schwarting possesses specific attributes that qualify her to serve as a member of our Board, including her extensive managerial experience in the automotive industry in senior management positions with Delphi, her sales and customer management experience with Eastman Kodak, and her experience as a board member of Lattice Semiconductor.

Vote Required

The three nominees for Class I director receiving the highest number of affirmative votes will be elected as Class I directors. Abstentions and broker non-votes will have no effect on the outcome of the vote. Unless otherwise indicated, all proxies received will be voted “FOR” each of the nominees listed above.

The Board recommends a vote FOR the election of the nominees set forth above as Class I directors of Ambarella.

INFORMATION REGARDING THE BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Overview

Our business is managed by our executive officers under the direction and oversight of our board of directors. The Board is currently composed of nine members and will be reduced to eight members effective upon the date of the upcoming Annual Meeting.

Our Board is committed to good corporate governance practices, which provide a framework within which our directors and management can pursue our strategic objectives for the benefit of our shareholders. Our Board has adopted Corporate Governance Guidelines that address corporate governance policies and standards applicable to the Company. These Corporate Governance Guidelines are available in the Investor Relations portion of our website at https://investor.ambarella.com/. These Corporate Governance Guidelines address topics such as:

❖ Role of the Board	❖ Director responsibilities	❖ Composition of the Board

❖ Board membership criteria	❖ Election of directors	❖ Board committees

❖ Evaluation of management	❖ Succession planning	❖ Assessing Board performance

❖ Continuing education of directors	❖ Stock ownership guidelines	❖ Compensation Recovery Policy

We believe that good governance leads to board effectiveness, promotes the long-term interests of our shareholders, and strengthens the accountability of the Board and management to stakeholders.

Board Leadership Structure

The Board is currently chaired by Dr. Wang, the President and Chief Executive Officer of Ambarella. We believe that combining the positions of Chief Executive Officer and Chairman helps to ensure that the Board and management act with a common purpose. In our view, separating the positions of Chief Executive Officer and Chairman has the potential to give rise to divided leadership, which could interfere with good decision-making or weaken our ability to develop and implement strategy. Instead, we believe that combining the positions of Chief Executive Officer and Chairman provides a single, clear chain of command to execute our strategic initiatives and business plans. In addition, we believe that a combined Chief Executive Officer and Chairman is better positioned to act as a bridge between management and the Board, facilitating the regular flow of information. The Chairman determines the agenda and presides over Board meetings. Dr. Wang’s extensive experience with the Company as a co-founder, President and Chief Executive Officer, and Chairman makes him a strong strategic leader and enables the Board to oversee and support the Company’s initiatives.

Lead Independent Director

The Board determined as part of our corporate governance principles that one of our independent directors should serve as a lead director at any time when the title of chairman is held by an employee director or there is no current chairman. Responsibilities of the lead independent director include:

•	communicating with the CEO on behalf of the outside directors;

•	presiding over meetings of the outside directors;

•	raising issues with management on behalf of the outside directors when appropriate;

•	overseeing the Board’s oversight responsibilities in regards to Company strategy, risk management and succession planning;

•	overseeing the function of the Board and committees, including advising on agendas and materials to be distributed to the Board;

•	being available for meetings with the Company’s shareholders; and

•	performing such other duties as the Board may from time to time designate.

Mr. Richardson, who has been a member of our Board since 2014, has served as our lead independent director since June 2024. We believe that the current leadership structure of the Board, as well as our emphasis on Board independence, is appropriate at the present time and allows the Board to fulfill its duties effectively and efficiently based on our current needs.

Director Independence

Our Corporate Governance Guidelines provide that a majority of our directors will be independent. Based on the review and recommendation by the Nominating and Corporate Governance Committee, the Board has determined that Ms. Breithaupt, Ms. De Greef-Safft, Dr. Hon, Dr. Hu, Mr. Paisley, Mr. Richardson, and Ms. Schwarting, representing a majority of our directors, are independent directors under the rules of Nasdaq. In making these determinations, the Board found that none of these directors had a material or other disqualifying relationship with Ambarella that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. Dr. Wang, Ambarella’s Chairman of the Board, President and Chief Executive Officer, and Mr. Kohn, Ambarella’s Chief Technology Officer, are not independent directors by virtue of their employment with Ambarella.

Board Demographics

The Nominating and Corporate Governance Committee is committed to continuing to identify, recruit and retain highly qualified directors and director candidates with broad range of experiences, tenures, perspectives, and backgrounds to join and remain on the Board. The graphics below summarize the current gender, age and tenure of the Board.

Board Meetings

The Board and its committees meet throughout the year on a set schedule and hold special meetings from time to time as appropriate. The Board held five meetings during the 2025 fiscal year. Each director attended at least 75% of the total aggregate of the regularly scheduled and special meetings held by the Board and the committees on which such director served during his or her tenure in fiscal year 2025. Our non-management directors meet in regularly scheduled executive sessions without the presence of management. The lead independent director of the Board presides over each such executive session. Under our Corporate Governance Guidelines, our directors are encouraged to attend our annual meeting of shareholders and seven of our directors attended the 2024 annual meeting.

Board Committees

We have established an Audit Committee, a Compensation Committee, and a Nominating and Corporate Governance Committee. Each of the committees has authority to engage legal counsel or other experts or consultants, as it deems appropriate to carry out its responsibilities. The Board has determined that each member of each committee meets the applicable Nasdaq and SEC rules and regulations regarding “independence” and that each member is free of any relationship that would impair his or her individual exercise of independent judgment with regard to Ambarella. Each of the committees operates under a written charter adopted by the Board, each of which can be found on our website at http://investor.ambarella.com.

The composition of the Board and each committee is identified in the following table, and the responsibilities of each committee is described below. On occasion, the Board may appoint special committees or designate directors to undertake special assignments on behalf of the Board.

Current Directors	Independent	Audit	Compensation	Governance and Nominating
Chantelle Breithaupt	Yes	X
Anne De Greef-Safft	Yes		X	X
Chenming C. Hu	Yes	X	Chair
Hsiao-Wuen Hon	Yes		X
Leslie Kohn	No
Christopher B. Paisley	Yes	Chair		X
D. Jeffrey Richardson	Yes		X	Chair
Elizabeth M. Schwarting	Yes	X		X
Feng-Ming (Fermi) Wang	No
Number of Meetings Held in Fiscal Year 2025		6	5	4

Audit Committee

The Audit Committee is currently composed of four directors: Ms. Breithaupt, Dr. Hu, Mr. Paisley, and Ms. Schwarting. Mr. Paisley serves as the chairman of the committee. Mr. Richardson also served on the Audit Committee until June 2024. The Audit Committee met six times during fiscal year 2025.

The responsibilities of our Audit Committee include:

•	approving the hiring, discharging and compensation of our independent registered public accounting firm;

•	evaluating the qualifications, independence and performance of our independent registered public accounting firm;

•	reviewing our annual and quarterly financial statements and reports and discussing the statements and reports with our independent registered public accounting firm and management;

•	providing oversight with respect to related party transactions;

•

reviewing, with our independent registered public accounting firm and management, significant issues that may arise regarding accounting principles and financial statement presentation, as well as matters concerning the scope, adequacy and effectiveness of our financial controls; and

•	establishing procedures for the receipt, retention and treatment of complaints received by us regarding financial controls, accounting or auditing matters.

The Board has determined that each of Ms. Breithaupt and Mr. Paisley qualifies as an “Audit Committee financial expert,” as defined in applicable SEC rules. The Board made qualitative assessments of Ms. Breithaupt’s and Mr. Paisley’s level of knowledge and experience based on a number of factors, including their formal education and their experiences as chief financial officer for public reporting companies, and in the case of Mr. Paisley, his service on the Audit Committees of other publicly traded companies and his role as a university professor in the field of accounting and finance.

Compensation Committee

The Compensation Committee is currently composed of four directors: Ms. De Greef-Safft, Dr. Hon, Dr. Hu, and Mr. Richardson. Dr. Hu serves as the chairman of the committee. The Compensation Committee formally met five times during fiscal year 2025. Each member of the Compensation Committee is a non-employee director, as defined pursuant to Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended.

The responsibilities of our Compensation Committee include:

•	reviewing and recommending policies relating to compensation and benefits of our executive officers and senior members of management;

•	reviewing and approving or recommending to the Board changes with respect to the compensation levels of our chief executive officer and other executive officers;

•

reviewing and approving corporate goals and objectives relevant to the compensation of our chief executive officer and other executive officers, and evaluating the performance of our chief executive officer and other executive officers in light of the established goals and objectives;

•	reviewing and recommending to the Board changes with respect to the compensation of our directors; and

•	administering our stock option plans, stock purchase plans, compensation plans and similar programs, including the adoption, amendment and termination of such plans.

The Compensation Committee has the authority to retain its own compensation consultants and outside legal, accounting and other advisers at the Company’s expense. The Compensation Committee does not delegate its authority to such consultants or advisers. The Compensation Committee has engaged the services of Semler Brossy Consulting Group, LLP (“Semler Brossy”), a compensation consulting firm, and has considered such firm’s input in evaluating compensation trends and best practices, identifying peer group companies and benchmarking compensation data and other aspects of administering the Company’s executive compensation program. There were no conflicts of interest between the Company and Semler Brossy or the Company’s outside legal counsel, Wilson Sonsini Goodrich & Rosati P.C.

Compensation Committee Interlocks and Insider Participation

During fiscal year 2025, Ms. De Greef-Safft, Dr. Hon, Dr. Hu, and Mr. Richardson served as members of the Compensation Committee. None of the members of our Compensation Committee is or has in the past served as an officer or employee of the Company. None of our executive officers currently serves, or in the past year has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our Board or our Compensation Committee.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee is currently composed of four directors: Ms. De Greef-Safft, Mr. Paisley, Mr. Richardson, and Ms. Schwarting. Mr. Richardson serves as the chairman of the committee. The Nominating and Corporate Governance Committee met four times during fiscal year 2025.

The responsibilities of our Nominating and Corporate Governance Committee include:

•	reviewing and assessing the performance of the Board, including its committees and individual directors, as well as the size of the Board;

•	identifying, evaluating and recommending candidates for membership on the Board, including nominations by shareholders of candidates for election to the Board;

•	reviewing and evaluating incumbent directors;

•	making recommendations to the Board regarding the membership of the committees of the Board;

•	making recommendations for the continuing education of directors;

•	reviewing succession planning for our chief executive officer;

•

overseeing the Company’s evaluation of risks, controls and procedures related to cybersecurity and information and technology security, including the disclosure of any significant risks and incidents to the extent required;

•	overseeing the Company’s sustainability practices; and

•	reviewing and recommending to the Board changes with respect to corporate governance practices and policies.

Role of the Board in Risk Oversight

One of the key functions of the Board is informed oversight of our risk management process. The Board does not have a standing risk management committee, but rather administers this oversight function directly through the Board as a whole, as well as through its standing committees that address risks inherent in their respective areas of oversight. Our management is responsible for day-to-day management of key risk areas. The Board regularly receives updates from management and discusses risks at regular Board meetings, and considers both the immediacy of a risk and its materiality in making strategic decisions and helping management to prioritize resources.

In particular, the Board is responsible for monitoring and assessing strategic risk exposure, including cybersecurity risks. Our Audit Committee has the responsibility to consider and discuss our major financial risk exposures and the steps our management has taken to monitor and control these exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. The Audit Committee also monitors compliance with legal and regulatory requirements, in addition to oversight of the performance of our external audit function. Our Compensation Committee assesses and monitors whether any of our compensation policies and programs has the potential to encourage excessive risk-taking by management or employees. Our Nominating and Corporate Governance Committee monitors the Company’s evaluation of risks, controls and procedures related to cybersecurity and information and technology security as well as the effectiveness of our corporate, social and governance guidelines and policies. The committees regularly provide reports to the Board on their activities, including those related to risk management.

The Board and its committees engage outside advisors and experts from time to time to assist in understanding risks, threats and trends.

Evaluation of Board and Director Performance

The Board believes that a regular evaluation process is an essential component of strong corporate governance practices. The Nominating and Corporate Governance Committee oversees an annual evaluation process to evaluate Board effectiveness and aid board refreshment planning. This process consists of a full Board evaluation as well as evaluations of each of the Board’s standing committees, and is designed to identify areas for improvement. The evaluations, which are distributed and obtained through outside counsel to promote candidness, seek feedback on a range of topics, including:

❖ Overall Board and committee dynamics	❖ Effectiveness of Board and committee leadership	❖ Meeting agenda topics

❖ Director preparation and participation	❖ Information flow and access to management	❖ Board and management succession planning

❖ Executive sessions of independent directors	❖ Use of experts	❖ Additional topics for Board and committee attention

Following is a summary of the board evaluation process:

1	Evaluation process discussed at Nominating and Corporate Governance Committee meeting

2	Each board member assesses the performance and effectiveness of the Board and, as applicable, the committees on which the board member serves

3	Outside counsel shares feedback with the Company’s general counsel and Lead Independent Director

4	The Lead Independent Director presents the results to the Nominating and Corporate Governance Committee

5	Nominating and Corporate Governance Committee reviews and discusses the results and reports to the full Board

6	The Lead Independent Director meets with board members on one-on-one basis, as necessary, to address any significant concerns

The results of the board evaluation process are used by the Nominating and Corporate Governance Committee and the Board to identify strengths as well as opportunities for improvement. In addition, results may be used by the Board to improve its agenda topics so that the information directors receive enables them to effectively address issues they see as most important.

Director Skills, Competencies and Experience

The Nominating and Corporate Governance Committee maintains a skill set survey of the current Board members. The Board uses the survey to evaluate the experience and expertise of the existing Board members and to identify the skills and characteristics of future director candidates. The table below sets forth certain skills, competencies and experience of our continuing directors and nominees for director standing for re-election at this meeting.

Skills
Industry-Specific Experience
Semiconductor Industry Experience
North American Business Experience
International Business Experience – Asia/Developing Economies
International Business Experience – Europe

Customer Segments
Security Camera
Automotive
Robotics and Industrial
Consumer Products

General Business Skills and Expertise
Human Capital Management
Product Management & Marketing
Sales and Business Development
Operations & Supply Chain Management
CEO/Executive Level Management Experience
Finance & Accounting Literacy
Financial Expertise
Information Technology & Cybersecurity Experience
Strategy Development and Implementation
Additional Public Board / Governance Experience
Mergers & Acquisitions / Organizational Change

Director Refreshment

The Board, and recognizes the importance of director refreshment to maintaining a well-constructed and high-performing Board. As discussed above, the Nominating and Corporate Governance Committee conducts an annual evaluation process and regularly discusses the skill set of the current Board members and potential needs of the Board.

The Nominating and Corporate Governance Committee selects director nominees who think and act independently and can effectively communicate their thoughts and opinions. The Board does not believe long tenure alone presumptively renders a director to not be independent. Rather, the Board has determined that its longer-tenured directors have important experience, bring diverse perspectives, and provide tangible value to the Board and the Company. Their length of tenure has allowed these directors to accumulate valuable knowledge and experience based upon their history with the Company and their breadth of experience in leadership roles outside the Company. This knowledge and experience improves the ability of the Board to provide constructive guidance and oversight to management.

The Nominating and Corporate Governance Committee has structured the Board such that there is an appropriate mix of directors of varying tenures, with new directors and perspectives joining the Board over time while retaining the institutional knowledge and broader business experience of longer-tenured directors. We have added three highly qualified independent directors to the Board in the past five years; and we have also seen two other independent directors retire over the same period, not including Ms. De Greef-Safft’s upcoming retirement (as she was added to the Board in the last five years). The Board’s average tenure among independent directors is currently 7.5 years, with three directors having served less than five years and four having served more than five years. We believe these demographics reflect the balance the Board seeks to bring to refreshment of adding new voices and viewpoints while maintaining the benefits of experience.

Director Nominations

The Board nominates directors for election at each annual meeting of shareholders and elects new directors to fill vacancies when they arise. The Nominating and Corporate Governance Committee has the responsibility to identify, evaluate, recruit and recommend qualified candidates to the Board for nomination or election.

Director Criteria. The Nominating and Corporate Governance Committee has a policy regarding consideration of director candidates recommended by shareholders. The Nominating and Corporate Governance Committee reviews suggestions for director candidates recommended by shareholders and considers such candidates for recommendation based upon an appropriate balance of knowledge, experience and capability. In addition to considering an appropriate balance of knowledge, experience and capability, the Board has as an objective that its membership be composed of experienced and dedicated individuals with diversity of backgrounds, perspectives and skills. Except as may be required by rules promulgated by Nasdaq or the SEC, there are currently no specific, minimum qualifications that must be met by each candidate for the Board, nor are there any specific qualities or skills that are necessary for one or more of the members of the Board to possess. The Nominating and Corporate Governance Committee selects candidates for director based on their character, judgment, diversity of experience, independence, corporate experience, length of service, potential conflicts of interest, and their willingness and ability to devote sufficient time to effectively carry out their duties as a director.

Prior to each annual meeting of shareholders, the Nominating and Corporate Governance Committee will identify nominees first by reviewing the current directors whose term expires at the annual meeting of shareholders and who are willing to continue in service. These candidates are evaluated based on the criteria described above, including as demonstrated by the candidate’s prior service as a director, and the needs of the Board with respect to the particular talents and experience of its directors. In the event that a director does not wish to continue in service, the Nominating and Corporate Governance Committee determines not to nominate the director, or a vacancy is created on the Board as a result of a resignation, an increase in the size of the Board or other event, the Nominating and Corporate Governance Committee will consider various candidates for Board membership, including those suggested by members of the Nominating and Corporate Governance Committee, by other members of the Board, by any executive search firm engaged by the Nominating and Corporate Governance Committee and by shareholders. The Nominating and Corporate Governance Committee has from time to time retained an executive search firm to assist in sourcing potential candidates for our Board.

Shareholder Nominees. In addition, our articles of association contain provisions that address the process by which a shareholder may nominate an individual to stand for election to the Board at our annual meeting of shareholders. In order to nominate a candidate for director, a shareholder must give timely notice in writing to Ambarella, Inc.’s Secretary and comply with the provisions of our articles of association. To be timely, we must have received the shareholder’s notice not more than 120 days nor less than 90 days prior to the anniversary of the date our proxy statement was provided to shareholders in connection with previous year’s annual meeting of shareholders. However, if we did not hold an annual meeting of shareholders in the prior year or if the date of the annual meeting of shareholders is more than 30 days before or after the anniversary date of the prior year’s annual meeting of shareholders, we must receive the shareholder’s notice not earlier than the close of business on the 120th day prior to the Annual Meeting and not later than the close of business on the later of 90 days prior to the annual meeting of shareholders and the 10th day after the day we provided such public disclosure of the meeting date. Information required by the articles of association to be in the notice include the name and contact information for the candidate and the person making the nomination, the principal occupation or employment of the candidate, the class and number of Ambarella securities held by the candidate, and other information about the nominee that must be disclosed in proxy solicitations under Section 14 of the Securities Exchange Act of 1934 and the related rules and regulations under that Section. Any notice of director nomination must include the additional information required by Rule 14a-19(b) under the Exchange Act. We received no director nominees from our shareholders for the upcoming Annual Meeting. Shareholder nominations must be made in accordance with the procedures outlined in, and include the information required by, our articles of association and must be addressed to 3101 Jay Street, Santa Clara, CA 95054, Attn: Secretary. You can obtain a copy of our articles of association by writing to the Secretary at this address.

Director Voting Policy

The Board has adopted a director voting policy, which establishes that any director nominee who receives a greater number of “Withhold” votes than “For” votes in an uncontested election held in an annual meeting of shareholders shall submit his or her offer of resignation to the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee shall evaluate the relevant facts and circumstances and recommend to the Board an action to be taken on the resignation offer. The Board will promptly publicly disclose its decision and, if applicable, the reasons for rejecting the tendered resignation.

Communications with the Board

The Board has adopted a formal process by which shareholders may communicate with the Board or any of its directors. Shareholders who wish to communicate with the Board or an individual director may send a written communication addressed as follows: Ambarella Board Communication, 3101 Jay Street, Santa Clara, California 95054. Each communication will be reviewed by the General Counsel of Ambarella who will forward the communication to the Board or to any individual director to whom the communication is addressed unless the communication is of a commercial, frivolous or similarly inappropriate nature, in which case, the General Counsel will discard the communication.

Corporate Governance Principles and Practices

We believe our corporate governance initiatives comply with the Sarbanes-Oxley Act of 2002 and the rules and regulations of the SEC adopted thereunder. In addition, we believe our corporate governance initiatives comply with the rules of The Nasdaq Stock Market.

The Board has adopted a Code of Business Conduct and Ethics that applies to each of our directors, officers and employees. This code addresses various topics, including:

❖ Compliance with laws, including Federal Corrupt Practices Act	❖ Conflicts of interest	❖ Insider trading

❖ Competition and fair dealing	❖ Equal employment and working conditions	❖ Corporate opportunities

❖ Record keeping	❖ Confidentiality	❖ Protection and use of Company assets

❖ Selecting suppliers and fostering partnerships	❖ Payments to government personnel and political contributions	❖ Giving and accepting of gifts
The Board also has adopted a Code of Ethics for our Chief Executive Officer and Senior Financial Officers, including our Chief Financial Officer and principal accounting officer, relating to ethical conduct, conflicts of interest and compliance with law. The Code of Conduct and the Code of Ethics for our Chief Executive Officer and Senior Financial Officers is available to shareholders on the investor relations portion of Ambarella’s website at

https://investor.ambarella.com/
. Any waiver to the Code of Business Conduct for an executive officer or director or any waiver of the Code of Ethics may only be granted by the Board or a committee of the Board and must be timely disclosed as required by applicable law. We also have implemented whistleblower procedures that establish formal protocols for receiving and handling complaints from employees. Any concerns regarding accounting or auditing matters reported under these procedures will be communicated promptly to our Audit Committee.
Insider Trading Policy and Compliance
Our Board has adopted an Insider Trading Policy governing the purchase, sale, and/or other disposition of our securities by directors, officers, employees, and other covered persons. We believe this policy is reasonably designed to promote compliance with insider trading laws, rules and regulations, and the exchange listing standards applicable to us. A copy of our Insider Trading Policy was filed as an exhibit to our Annual Report on Form 10-K for fiscal year 2025.
From time to time, we may engage in transactions in our own securities. We comply with all applicable securities laws when engaging in transactions in our securities.
Corporate Sustainability
We are committed to sound corporate citizenship in the way we manage our people, our business, and our impact on society and the environment. Our Nominating and Corporate Governance Committee oversees the Company’s development and disclosure of policies and programs relating to corporate responsibility. Our executive management team is responsible for directly leading the Company’s sustainability initiatives. The Nominating and Corporate Governance Committee coordinates with senior management on the periodic presentation of sustainability activities to the Board. We are currently focusing our efforts on where we can have the most positive impact on our business and we are intent on managing both opportunities and risks that arise from sustainability matters.
Our Workforce
Innovation is the lifeblood of our company. Since our founding, we have strived to develop leading-edge technologies using the most advanced semiconductor processes. As a fabless semiconductor company, our people are our most important asset and we rely upon them to sustain our competitive advantage. It is our aim to build and maintain an inclusive workforce that fosters broad perspectives to solving challenges. The majority of our employees are from diverse ethnic backgrounds, though this is partly due to a large majority of employees being located outside of the United States, primarily in Asia. As of January 31, 2025, women represented 18% of senior management, 17% of our technical roles, and 20% of our total workforce.

We are committed to ensuring the human rights of our worldwide workforce and treating all employees with dignity and respect. We believe our compensation and benefits packages, combined with our culture that promotes teamwork, innovation and immediate hands-on experience, contribute to low employee turnover. Our worldwide voluntary employee turnover rate for fiscal year 2025 was approximately 3.3%. We offer a combination of competitive base salary, time-based equity incentives and bonus plans linked to financial and strategic performance that are designed to motivate and reward personnel with annual grants of stock-based and cash-based incentive compensation awards, plus other benefits, in order to increase stockholder value and our success by motivating such individuals to perform to the best of their abilities and achieve both our short and long-term objectives.

We emphasize continued employee education and offer tuition reimbursement benefits as part of our overall compensation package. In addition, we have implemented a formalized training program for all employees as part of our effort to help employees develop and/or improve their knowledge, skills and expertise.

Employees are encouraged to communicate openly with management without fear of reprisal or harassment. All employees receive an annual performance review. We pursue open communication with our employees through regular town-hall style meetings and the collection of feedback from our employees on a regular basis. We respect the rights of employees to associate freely, seek representation or join workers’ councils in accordance with local laws. In fiscal year 2025, we conducted a worldwide survey among employees focused on employee engagement and job satisfaction. Over 75% of our employees participated in survey, with employee collaboration, job resources, inclusion, and leadership rated highly.

Our Supply Chain

We are committed to promoting the highest level of integrity and ethical standards throughout our supply chain. We have adopted a supplier code of conduct (“Supplier Code”) to ensure our suppliers meet our standards as well as industry expectations and internationally recognized standards regarding: (i) labor and human rights, health and safety, and treatment of employees; (ii) environmental responsibility; (iii) ethical business practices; and (iv) compliance with applicable laws and regulations. Our Supplier Code applies to our suppliers, as well as their employees and subcontractors. In addition, our foundry and primary assembly vendors have committed to the principles of the Responsible Business Alliance, including the protection of human and workers’ rights.

The Environment

We acknowledge our responsibility to ensure our products are designed, developed, and supplied in an environmentally safe and sound manner. We are committed to promoting environmental protection and sustainability, from the product design phase, through manufacture, sale and distribution. With innovative process technology and design, we seek to enhance sustainability through the products we provide to our customers. As a fabless semiconductor design company, we do not manufacture our products and, with respect to our direct activities, we believe we leave a relatively small environmental impact compared to the impact of manufacturers or others in our supply chain. Our primary manufacturing partner has made a public commitment to integrating sustainability into its manufacturing process. We aim to improve our own sustainability efforts as we pursue these goals:

•	We aim to develop energy-efficient products that are lower power than our competitors and conduct business using sound environmental practices.

•	We have been certified as ISO 14001-compliant for the design and manufacture of our products. We also require our third-party manufacturing vendors to maintain ISO 14001 registrations.

•

We partner with companies in our supply chain that have strong environmental policies and we commit to ensuring that these companies comply with global standards and maintain appropriate certifications.

•

We support key initiatives to reduce the environmental impact of our products and the manufacturing processes of our supply chain, including compliance with the Restriction of Hazardous Substances Directive (“RoHS”), the European Union’s REACH Directive.

Good Governance

We strive to apply strong ethical, moral and legal principles in every aspect of our business conduct. Adherence to these principles is essential to our efforts to gain and maintain the confidence and support of our employees, our customers, partners with whom we do business, and our shareholders.

We obey and comply with all laws and regulations that apply to the Company in the communities where we do business. However, this legal compliance is simply the baseline, establishing the minimum requirements for good corporate conduct. In addition to following the letter of the law, we strive to comport ourselves with integrity and transparency.

Shareholder Engagement

We value our shareholders’ governance view and seek to solicit feedback from our shareholders on a regular basis relating to matters that are important to them. During our fiscal year 2025 engagement, our Lead Independent Director, General Counsel and Vice President of Corporate Development and Investor Relations met with seven of our top twenty shareholders, cumulatively representing over 23% of our total shares outstanding. Discussion topics included:

•	Amendment to our Amended and Restated 2021 Equity Incentive Plan;

•	Executive compensation;

•	Board assessment and refreshment processes

•	Corporate governance and sustainability.

In addition, our Chief Executive Officer, Chief Financial Officer and Vice President of Corporate Development and Investor Relations regularly participate in investor conferences and conduct meetings and telephone calls with shareholders. We will continue to assess our board and corporate structures and policies against changing business conditions and shareholder feedback.

DIRECTOR COMPENSATION

Our non-employee directors receive compensation consisting of annual cash retainers for service on our Board and its standing committees, as well as equity grants awarded on an annual recurring basis as they remain a member of the Board. Non-employee directors joining the Board may also receive an equity grant in connection with their appointment to the Board. Our Compensation Committee periodically reviews compensation for our non-employee directors, including review of competitive practices provided by a third-party compensation consultant. Our Compensation Committee last reviewed our non-employee director compensation program in fiscal year 2025, and except for a small increase to the retainer for our lead independent director, retained the same non-employee director compensation program as in effect since fiscal year 2023. We believe our non-employee director compensation program provides reasonable compensation to our non-employee directors that is appropriately aligned with our peers and is commensurate with the services and contributions of our non-employee directors.

Cash Retainers. During fiscal year 2025, our non-employee directors received an annual retainer of $45,000, prorated for partial service in any year and paid in cash at the end of each quarter for service during that quarter. The individual acting as lead independent director is paid an additional retainer of $20,000 annually for serving in that role (increased from $15,000 in fiscal year 2024). In addition to the annual retainer for serving on the Board, non-employee directors are also paid cash retainers for committee service as follows:

Committee	Annual Member Retainer	Annual Chairperson Retainer
Audit Committee	$10,000	$20,000
Compensation Committee	$7,500	$15,000
Nominating and Corporate Governance	$5,000	$10,000

Stock Compensation. For fiscal year 2025, the equity award compensation structure for our non-employee directors remained the same as was adopted in fiscal year 2017. Each continuing director received a restricted stock unit award with a grant date fair value (determined in accordance with U.S. generally accepted accounting principles) of approximately $200,000 vesting quarterly over 12 months following the vesting commencement date of September 15, 2024, subject to continued service through the applicable vesting dates. Accordingly, on August 29, 2024, each of the non-employee directors who were then serving on the Board received a restricted stock unit award covering 3,374 shares.

Outstanding equity awards granted to our non-employee directors are subject to the terms and conditions of our Amended and Restated 2021 Equity Incentive Plan (the “2021 Plan”) which provides a fiscal year annual limit of $500,000 on the total value of equity compensation and cash retainers that may be paid to each non-employee director, with this limit increased to $1,000,000 in the fiscal year of a new director’s initial service as a non-employee director. For these purposes, the value of an equity compensation award is determined as its grant date fair value, which is determined in accordance with U.S. generally accepted accounting principles. Any equity awards or other compensation provided to an individual for his or her services as an employee, or for his or her services as a consultant other than as a non-employee director, do not count toward these limits.

Under the terms of the 2021 Plan, if awards, including those of our non-employee directors, are not assumed or substituted for in the event of a merger of change in control of the Company, all awards accelerate in full, and for awards with performance-based vesting, all performance goals or other vesting criteria are deemed achieved at 100% of target levels and all other terms and conditions met. The 2021 Plan also provides that if equity awards granted to non-employee directors are assumed or substituted for in a merger or change in control but, on or after such assumption or substitution, the individual’s status as a director (or director of the successor) is terminated other than by a voluntary termination not requested by the acquirer, the non-employee director’s equity awards immediately vest in full, and for awards with performance-based vesting (if any), all performance goals or other vesting criteria are deemed achieved at 100% of target levels and all other terms and conditions met.

Stock Ownership Guidelines. The Board believes that all directors should maintain a meaningful personal financial stake in the Company to align their long-term interests with those of our shareholders. We maintain stock ownership guidelines that apply to our named executive officers and non-employee directors. This policy requires non-employee directors to attain and maintain a minimum share ownership level equal to at least five times the annual cash retainer, i.e., $225,000 within five years of becoming a director. Additional details regarding the stock ownership guidelines, including such guidelines applicable to our named executive officers (including those who are employee directors) are set forth in the section titled “Executive Compensation – Compensation Discussion & Analysis – Stock Ownership Guidelines” below. As of January 31, 2025, all of our non-employee directors and employee directors satisfied the equity ownership guidelines.

Director Compensation for Fiscal Year 2025

The following table sets forth the compensation paid or accrued by us to our non-employee directors during fiscal year 2025. The table excludes Mr. Kohn and Dr. Wang, who did not receive any additional compensation from us in their roles as a director because they are employees of Ambarella, and Ms. Breithaupt, who was appointed to the Board after the completion of fiscal year 2025.

Name	Fees Earned or Paid in Cash ($)	Restricted Stock Awards ($)(1)(2)		Total ($)
Anne De Greef-Safft	57,500	200,011	(3)	257,511
Hsaio-Wuen Hon	52,500	200,011	(4)	252,511
Chenming C. Hu	65,313	200,011	(5)	265,423
Christopher B. Paisley	70,000	200,011	(6)	270,011
D. Jeffrey Richardson	76,563	200,011	(7)	276,574
Elizabeth M. Schwarting	60,000	200,011	(8)	260,011

(1)

The dollar amounts in this column represent the aggregate full grant date fair value calculated in accordance with FASB ASC Topic 718, determined based on the fair market value of our ordinary shares on the grant date.

(2)	Represents restricted stock unit awards, each covering 3,374 ordinary shares granted on August 29, 2024 to the then serving non-employee directors.
(3)	As of January 31, 2025, Ms. De Greef-Safft held an outstanding restricted stock unit award covering 2,531 shares.
(4)	As of January 31, 2025, Dr. Hon held an outstanding restricted stock unit award covering 2,531 shares.
(5)	As of January 31, 2025, Dr. Hu held an outstanding restricted stock unit award covering 2,531 shares.
(6)	As of January 31, 2025, Mr. Paisley held an outstanding restricted stock unit award covering 2,531 shares.
(7)	As of January 31, 2025, Mr. Richardson held an outstanding restricted stock unit award covering 2,531 shares.
(8)	As of January 31, 2025, Ms. Schwarting held an outstanding restricted stock unit award covering 2,531 shares.

PROPOSAL 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board has appointed PricewaterhouseCoopers LLP as Ambarella’s independent registered public accounting firm, or independent auditors, for the fiscal year ending January 31, 2026, and has further directed that management submit the appointment of independent auditors for ratification by the shareholders at the Annual Meeting. PricewaterhouseCoopers LLP has audited Ambarella’s financial statements since fiscal year 2007. Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Neither Ambarella’s Articles of Association nor other governing documents or law require shareholder ratification of the appointment of PricewaterhouseCoopers LLP as Ambarella’s independent auditors. However, the Audit Committee is submitting the appointment of PricewaterhouseCoopers LLP to shareholders for ratification as a matter of good corporate practice. If the shareholders fail to ratify the appointment, the Audit Committee will reconsider whether or not to retain that firm. Even if the appointment is ratified, the Audit Committee in its discretion may direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in the best interests of Ambarella and its shareholders.

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting will be required to ratify the appointment of PricewaterhouseCoopers LLP. Abstentions will be counted toward the tabulation of votes cast on proposals presented to the shareholders and will have the same effect as negative votes.

Principal Accountant Fees and Services

The following table represents aggregate fees billed to Ambarella by PricewaterhouseCoopers LLP for the fiscal years ended January 31, 2024 and 2025, respectively, all of which were approved by the Audit Committee:

	Fiscal Year Ended January 31,
	2025 ($)	2024 ($)
Audit Fees(1)	1,679,500	1,327,600
Audit-Related Fees	—	—
Tax Fees(2)	5,500	146,000
All Other Fees(3)	2,000	2,000

Total Fees	1,687,000	1,475,600

(1)

Audit Fees. The aggregate fees billed for the fiscal years ended January 31, 2025 and 2024 were for professional services rendered for the audits of our consolidated financial statements and our internal control over financial reporting, the review of our interim consolidated financial statements included in quarterly reports, and other matters related to the SEC. The aggregate fees billed for fiscal year 2025 also included fees for services rendered in connection with a registration statement on Form S-8.

(2)

Tax Fees. The aggregate fees billed for the fiscal years ended January 31, 2025 and 2024 were for tax advisory and tax compliance services related to tax research and tax planning services in the United States and foreign countries in which we do business.

(3)	All Other Fees consists of fees for access to online accounting and tax research software licenses.

Pre-Approval Policies and Procedures

The Audit Committee has adopted a policy and procedures for the pre-approval of audit and non-audit services rendered by our independent auditors, PricewaterhouseCoopers LLP. The policy generally pre-approves specified services in the defined categories of audit services, audit-related services and tax services up to specified amounts. Pre-approval may also be given as part of the Audit Committee’s approval of the scope of the engagement of the independent auditors or on an individual, explicit, case-by-case basis before the independent auditor is engaged to provide each service. The pre- approval of services may be delegated to one or more of the Audit Committee’s members, but the decision must be reported to the full Audit Committee at its next scheduled meeting.

The Audit Committee has determined that the rendering of the services described above by PricewaterhouseCoopers LLP is compatible with maintaining the principal accountant’s independence.

Vote Required

Ratification of the appointment of PricewaterhouseCoopers LLP requires the affirmative vote of a majority of the shares present and voting at the Annual Meeting in person or by proxy. Abstentions will have the effect of a vote against this proposal, and broker non-votes will have no effect. Unless otherwise indicated, proxies received will be voted “FOR” ratification of the appointment. In the event ratification is not obtained, the Audit Committee will review its future appointment of our independent registered public accountants.

The Board recommends a vote FOR the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm.

REPORT OF THE AUDIT COMMITTEE1

The Audit Committee provides assistance to the Board of Directors in fulfilling its legal and fiduciary obligations in matters involving Ambarella’s accounting, auditing, financial reporting, internal control and legal compliance functions by approving the services performed by Ambarella’s independent accountants and reviewing their reports regarding Ambarella’s accounting practices and systems of internal accounting controls as set forth in a written charter adopted by the Board. Ambarella’s management is responsible for preparing Ambarella’s financial statements and the independent registered public accountants are responsible for auditing those financial statements. The Audit Committee is responsible for overseeing the conduct of these activities by Ambarella’s management and the independent registered public accountants.

In this context, the Audit Committee has met and held discussions with management and the independent registered public accountants. Management represented to the Audit Committee that Ambarella’s consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent registered public accountants. The Audit Committee has discussed with the independent registered public accountants matters required to be discussed by the Public Company Accounting Oversight Board and the SEC. In addition, the independent registered public accountants provided to the Audit Committee the written disclosures required by Public Company Accounting Oversight Board Rule 3526 (Communication with Audit Committees Concerning Independence) and the Audit Committee and the independent registered public accountants have discussed such accountants’ independence from Ambarella and its management. The Audit Committee has discussed with Ambarella’s internal and independent registered public accountants, with and without management present, their evaluations of Ambarella’s internal accounting controls and the overall quality of Ambarella’s financial reporting.

In reliance on the reviews and discussions with management and the independent registered public accountants referred to above, the Audit Committee recommended to the Board, and the Board approved, the inclusion of the audited financial statements in Ambarella’s Annual Report on Form 10-K for the fiscal year ended January 31, 2025, for filing with the SEC.

Christopher B. Paisley (Chairman)

Chenming C. Hu

Elizabeth M. Schwarting

[1]

The material in this report does not constitute soliciting material and shall not be deemed filed or incorporated by reference into any other filing by Ambarella under the Securities Act of 1933 or the Securities Exchange Act of 1934.

PROPOSAL 3

ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”), allows our shareholders to vote to approve, on an advisory basis, the compensation of our named executive officers. At our annual meeting of shareholders held in 2021, the Company’s shareholders approved, on an advisory basis, soliciting a shareholder advisory vote on the compensation of our named executive officers on an annual basis and the Company holds such advisory votes on the compensation of our named executive officers annually. Accordingly, this year we again are asking our shareholders to provide an advisory vote to approve the compensation of our named executive officers, including as disclosed in the Compensation Discussion and Analysis section, along with the accompanying compensation tables and narrative disclosures as described in this Proxy Statement. This proposal, commonly known as a “say-on-pay” proposal, gives our shareholders the opportunity to express their views on the compensation of our named executive officers.

The “say-on-pay” vote is advisory, and as such is not binding on the Company, but it does provide the Compensation Committee with valuable information about shareholder opinion of our executive compensation policies and programs for consideration when determining executive compensation in the future. After the “say on pay” vote at this year’s annual meeting of shareholders, we anticipate that the next “say-on-pay” vote will be scheduled to occur at the Company’s annual meeting of shareholders in 2026.

Please see the Compensation Discussion and Analysis section of this Proxy Statement beginning on page 29, the accompanying compensation tables and the narrative disclosures for greater detail about our executive compensation programs, including information about the fiscal year 2025 compensation of our named executive officers. We believe that our executive compensation programs have been effective in achieving long-term alignment of management and shareholder interests, consistent with the Company’s philosophy on pay and performance.

We ask that you vote “FOR” the following resolution:

RESOLVED: That the shareholders of Ambarella, Inc. hereby approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Proxy Statement furnished for the 2025 Annual Meeting of Shareholders pursuant to the compensation disclosure rules and regulations of the U.S. Securities and Exchange Commission, including the Compensation Discussion and Analysis, compensation tables and the narrative discussion.

Vote Required

Approval, on an advisory basis, of named executive officer compensation requires the affirmative vote of a majority of the shares present and voting at the Annual Meeting in person or by proxy. Abstentions will have the effect of a vote against this proposal, and broker non-votes will have no effect. Unless otherwise indicated, proxies received will be voted “FOR” approval, on an advisory basis, of named executive officer compensation.

The Board unanimously recommends a vote “FOR” the approval, on an advisory basis, of the compensation of our named executive officers as disclosed in this Proxy Statement.

EXECUTIVE OFFICERS

The following table sets forth certain information about our current executive officers and their respective ages as of March 31, 2025. There are no family relationships among any of our directors or executive officers.

Name	Age	Position(s)
Feng-Ming (Fermi) Wang, Ph.D.	62	Chairman of the Board of Directors, President and Chief Executive Officer
John A. Young	54	Chief Financial Officer
Leslie Kohn	69	Chief Technology Officer and Director
Chan W. Lee	57	Chief Operating Officer
Chi-Hong (John) Ju	65	Sr. Vice President, Systems
Yun-Lung (Michael) Chen	61	Vice President, Business Development
Christopher Day	62	Vice President, Marketing and Business Development

Feng-Ming (Fermi) Wang and Leslie Kohn. For brief biographies of Dr. Wang and Mr. Kohn, please see “Proposal 1 – Election of Class I Directors” above.

John A. Young has served as our Chief Financial Officer since February 2024. Mr. Young served as our Vice President, Finance from December 2019 to January 2024 and as Corporate Controller from March 2017 to December 2019. Prior to joining Ambarella, Mr. Young served in a variety of finance related roles at Mellanox Technologies, a supplier of computer networking products, from 2009 to 2016, including most recently as Corporate Controller. Mr. Young holds a B.A. degree from Brigham Young University and an M.S. in accountancy from San Jose State University.

Chan W. Lee was a member of the Company’s founding team, and has served as Chief Operating Officer since September 2021. Before his appointment as Chief Operating Officer, Mr. Lee served as Vice President, VLSI since February 2004. Prior to joining the Company, Mr. Lee held management-level positions at Afara Websystems, Inc., a developer of throughput-oriented microprocessor technology that was acquired by Sun Microsystems in 2002, and Intel Corporation, a semiconductor company. Mr. Lee holds B.S. and M.S. degrees in electrical engineering from Cornell University.

Chi-Hong (John) Ju was a member of the Company’s founding team, and has served as Sr. Vice President, Systems since September 2021. Prior to that, Mr. Ju served as Vice President, Software since February 2004. Before joining the Company, Mr. Ju held management-level positions at Afara Websystems, C-Cube Microsystems, Inc., a developer of digital video processors, and Sarnoff Research Lab, a pioneer of video technology. Mr. Ju holds a B.S. degree in electrical engineering from National Taiwan University and a M.S. degree in electrical and computer engineering from Princeton University.

Yun-Lung (Michael) Chen has served as our Vice President, Business Development since June 2011, and was Sr. Director of Sales from January 2005 to June 2011. Prior to joining Ambarella, Mr. Chen was Director of Sales for Marvell Technology, a semiconductor company, from December 2002 to October 2003. From October 1997 to October 2002, Mr. Chen served as Director of Sales for Wintech Microelectronics, a distributor of electronics. Mr. Chen holds a B.S. degree in industrial engineering from Tung Hai University in Taiwan.

Christopher Day has served as our Vice President, Marketing and Business Development since March 2010. Prior to joining Ambarella, Mr. Day was President and Chief Executive Officer of Mobilygen, Inc., a video compression company from March 2007 to October 2008, prior to acquisition by Maxim Integrated Products, Inc., and then served as Executive Director of Business Management of Maxim until March 2010. From February 2002 to February 2007, Mr. Day served as General Manager of Media Processing at NXP Semiconductors N.V., formerly Philips Semiconductor. From February 1998 to May 2001, Mr. Day served as Senior Director of Marketing for C-Cube Microsystems. Prior to joining C-Cube Microsystems, Mr. Day held sales and marketing positions at AuraVision, Inc., Motorola, Inc., and Hitachi, Ltd. Mr. Day holds a B.S. degree in computer and microprocessor systems from Essex University in the United Kingdom, and an M.B.A. from Santa Clara University.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis discusses the compensation programs and policies for our named executive officers (“NEOs”) for fiscal year 2025, ended January 31, 2025. Our NEOs for fiscal year 2025 were:

Name	Position(s)
Feng-Ming (Fermi) Wang, Ph.D.	Chairman of the Board of Directors, President and Chief Executive Officer
John A. Young	Chief Financial Officer
Leslie Kohn	Chief Technology Officer and Director
Chan Lee	Chief Operating Officer
Chi-Hong (John) Ju	Sr. Vice President, Systems

This Compensation Discussion and Analysis describes the material elements of our executive compensation during fiscal year 2025. It also provides an overview of our executive compensation philosophy and objectives, and analyzes how and why the Compensation Committee of our Board of Directors (the “Compensation Committee”) arrived at the specific compensation decisions for our NEOs for fiscal year 2025. The information contained in this Compensation Discussion and Analysis should be read in connection with the compensation tables below, which provide a detailed view of the compensation paid to our NEOs in fiscal year 2025.

Executive Summary

Who We Are

We are a leading developer of low-power system-on-a-chip, or SoC, semiconductors providing powerful artificial intelligence, or AI, processing, advanced image signal processing and high-resolution video compression. Since inception, we have primarily served human viewing applications with video and image processors for enterprise, public infrastructure and home applications, such as internet protocol, or IP, security cameras, sports cameras, wearables, aerial drones, and aftermarket automotive video recorders. Our recent development efforts have focused on creating advanced AI technology that enables edge devices to visually perceive the environment and make decisions based on the data collected from cameras and, most recently, other types of sensors. This category of AI technology is known as edge inference AI, and our latest SoCs integrate our state-of-the-art video processor technology together with our deep learning neural network processing technology, which we refer to as CVflow™. The CVflow-architecture supports a variety of AI algorithms, including object detection, classification and tracking, semantic and instance segmentation, image processing, stereo object detection, and terrain mapping. CVflow can process other sensor modalities including lidar and radar, and allows customers to differentiate their products by porting their own, or third-party, neural networks and/or classical AI algorithms to our CVflow-based SoCs. Our latest third generation CVflow technology enables us to address incremental and computationally intense AI applications for deep fusion, deep planning, vision-language models (VLMs) and large language models (LLMs), as well as efficiently process transformer AI networks.

Fiscal Year 2025 Business Highlights

We achieved several notable milestones during fiscal year 2025 in our ongoing transformation into an AI edge processor company. Business highlights from fiscal year 2025 included:

•	Achieving annual revenue of $284.9 million, an increase of 26% over the prior year;

•	Maintaining a strong gross margin on a generally accepted accounting principles (“GAAP”) and non-GAAP basis;

•	Extended history of net cash flow from operations while maintaining zero debt;

•	Continuing to grow the percentage of our total revenue from our AI inference SoCs;

•

Introducing our N1-655 SoC, supporting generative AI applications for edge devices, including running large language models (LLMs) of up to 34 billion parameters and enabling a range of AI applications in IoT devices and edge AI servers;

•

Expanding penetration of our edge AI inference SoCs from enterprise applications into automotive fleet telematics, automotive eMirrors, automotive in cabin systems, access control, and portable consumer electronics.

Fiscal Year 2025 Executive Compensation Highlights

Our executive compensation programs are designed to support our long-term strategy and business needs. Continuity of senior leadership, as well as of our engineering teams, continues to be critical and the Compensation Committee has sought to adapt our compensation programs around strategic initiatives that are critical to our future success. Our industry is characterized by high demand and intense competition for talent, including engineering personnel as well as management talent. As we have transitioned into AI computer vision technology, the pool of qualified candidates has become more limited, particularly in Silicon Valley, and we increasingly compete for talent with companies much larger than us and our compensation peer group of companies. We have relied significantly on equity compensation, in the form of restricted stock units (“RSUs”) for employees and RSUs and performance-based restricted stock units (“PRSUs”) for executives, to retain and motivate employees and executives as our transformation continues.

We believe our compensation programs have been successful in attracting, retaining, and incentivizing, our employee and executives. Amid the highly competitive semiconductor labor market, and the even narrower pool of specialized AI engineering talent, we have maintained an attrition rate below the industry average. We believe our retention rate reflects the effectiveness of our compensation programs and our culture, which together help us attract and retain top-tier engineering and leadership talent.

Key compensation highlights from fiscal year 2025 include:

•

Base Salaries: In recognition of continued challenging business environment in fiscal year 2025, the Compensation Committee reduced the base salaries of our chief executive officer (“CEO”) and other NEOs compared to the prior year, except in the case of Mr. Young, who received a salary increase in connection with his promotion to the role of Chief Financial Officer.

•	Annual Bonus Awards:

•	The Company achieved approximately 126% of target for executives, based on performance that was substantially above target for the revenue and operating profit metrics.

•

The Company made individual awards under our fiscal year 2025 annual bonus plan to NEOs that were above target, based on the Company’s financial performance, achievement of annual corporate goals, and individual contributions.

•	Long-Term Incentive Compensation Awards:

•

The Company granted RSU and PRSU awards to our CEO and other NEOs based on a 50/50 split between RSUs and PRSUs (based on target value). The target value of these awards was the same as the target value of the fiscal year 2024 awards. Approximately 86% of our CEO’s, and, on average, 84% of our other NEOs’, target total direct compensation (which includes salary, bonus opportunity and long-term equity awards) consisted of RSUs and PRSUs.

•

Consistent with the prior fiscal year, fiscal year 2025 PRSUs are subject to a three-year relative total shareholder return (“TSR”) performance metric measured against an index of the semiconductor companies included in the Russell 2000 Index.

•

To emphasize revenue growth, and consistent with the prior fiscal year, a three-year cumulative revenue average growth rate performance (Revenue CAGR) metric was included in the PRSUs awarded in fiscal year 2025.

•	The Compensation Committee certified the Company’s TSR performance of PRSUs granted in 2022 at 35.6 percentage points below the median of the peer group, resulting in a 0% payout of these PRSU awards.

Shareholder Feedback

We seek to engage with shareholders to solicit feedback relating to executive compensation and corporate governance practices. Members of our management team regularly conduct meetings and telephone calls with shareholders. In addition, during our fiscal year 2025 engagement, our Lead Independent Director, General Counsel and Vice President of Corporate Development and Investor Relations met with shareholders representing over 23% of our total shares outstanding. Discussion topics included: a proposed amendment to our 2021 Plan, executive compensation, our Board assessment and refreshment processes, and corporate governance and sustainability. Feedback from shareholders is considered by the Compensation Committee in structuring the executive compensation program and such feedback has led to changes in our compensation program from time to time.

Our Say on Pay proposal has received strong support since 2019. Most recently, our Say on Pay proposals at the 2023 and 2024 annual shareholder meetings resulted in votes of approximately 89% and 88%, respectively, in favor of the executive compensation program. In light of such consistently strong support, we generally maintained the structure of our executive compensation program for fiscal year 2025.

Aligning Pay for Performance

The cornerstone of our executive compensation program is pay for performance. Accordingly, while we pay competitive base salaries and other benefits, a significant portion of each of our NEOs’ compensation opportunity is based on variable pay in the form of performance-based bonuses and long-term equity awards. As discussed above, our business continues to transition from our legacy consumer camera markets, such as wearable cameras and camera enabled drones, to AI-based CV applications for active safety and autonomy in the vehicular market, sensing cameras in the enterprise, public and smart home applications, access control, mobile robotics, and industrial automation applications. This multi-year effort has presented retention challenges, including longer design win cycle times and a longer time to revenue. As we continue to establish a foothold in these new applications, it is imperative we continue to motivate our employees and executives around strategic initiatives that we believe will make us successful in the long term. We also recognize that sustainable long-term growth is significant for shareholders. For fiscal year 2025, approximately 86% of target total direct compensation (consisting of salary, target bonus opportunity and long-term equity awards) for our CEO was in the form of equity awards, with vesting occurring over three years. Moreover, for fiscal year 2025, approximately 93% of the target total direct compensation for our CEO was “at risk” variable compensation in the form of a performance-based annual bonus opportunity, a time-based RSU award and a target PRSU award.

The composition of the total annual compensation of our CEO for fiscal year 2025, as reported in the Summary Compensation Table further below, was as follows:

Performance-Based
Cash Bonus
7%
Base Salary
7%
Performance-Based
PRSUs
51%
Time-Based
RSUs
35%

Corporate Governance Best Practices

What we do:	What we don’t do:

✓  Link pay and performance by establishing corporate performance objectives under our fiscal year 2025 plan and granting a substantial portion of pay in the form of equity awards, including performance-based awards

✓  Have robust stock ownership guidelines for our NEOs

✓  Have a clawback policy for performance-based compensation paid to our NEOs

✓  Have double-trigger change in control provisions in our NEO severance agreements

✓  Have an independent compensation consultant that is engaged by, and assists, our Compensation Committee

✓  Conduct annual “say-on-pay” advisory votes

✓  Engage in discussions with shareholders regarding our executive compensation programs

✓  Regular review by our Compensation Committee of our compensation-related risk profile

✗  No employment agreements with NEOs other than standard change in control severance agreements

✗  No hedging or pledging of company stock by directors or NEOs

✗  No excessive perquisites to NEOs

✗  No “tax gross-ups”, except in case of legacy agreements with two company founders

Framework for Determining Executive Compensation

Overview

Our executive compensation program has focused primarily on attracting executive talent to manage and operate our business, retaining individuals who are key to our growth and success, and rewarding individuals who help us achieve our business objectives. Our industry is characterized by high demand and intense competition for talent, including engineering personnel as well as management talent. The pool of qualified candidates is often limited, particularly in Silicon Valley, and we often compete for talent with companies much larger than us and our peer group of companies (described below). To support these objectives, we provide a competitive total compensation package to our executive officers that we believe achieves the following:

•	motivates and rewards highly-talented individuals whose skills, knowledge and performance are critical to our success;

•	links overall compensation to achieving corporate objectives set at the beginning of each year and to individual performance during the year;

•

creates long-term incentives for management to increase shareholder value and grow revenue by having a significant portion of compensation in the form of PRSUs tied to our total shareholder return and revenue growth rate over a three-year period; and

•	provides total compensation that is fair, reasonable and competitive.

Since our initial public offering in 2012, we have continued to make incremental changes to our executive compensation program to adopt practices that are appropriate for the Company given our business, industry, size, growth, and other factors. We have engaged an independent compensation consultant since our initial public offering, including for fiscal year 2025, which assists our Compensation Committee in determining executive compensation. We previously have considered and used different types of equity awards to grant our NEOs, and over the last few years have granted a mix of RSUs and PRSUs, as we continuously strive to establish a mix that appropriately emphasizse pay for performance, compensation that is competitive with the market and provide appropriate incentive to drive our business success and retain our key talent.

Peer Companies

In setting executive compensation for fiscal year 2025, our Compensation Committee considered the compensation data gathered by Semler Brossy Consulting Group, LLC (“Semler Brossy”) for the Company’s peer group of companies, although it did not benchmark or otherwise target our compensation to any specific percentile or range with respect to our compensation peers. The peer group’s primary purpose is to inform on pay program design, relationship of pay and performance, and equity usage at companies with which the Company competes for customers and/or executive talent.

During the second half of fiscal year 2024, in August 2023, the Compensation Committee revised the peer group to more closely align with the Company’s market cap, revenues, industry and growth profile. Accordingly, the peer group was formed among semiconductor companies with revenue of approximately 1/3 to 3 times the then revenue of the Company and market capitalization of approximately 1/3 to 3 times the then market capitalization of the Company. As a result of the review, two companies (Ceva and LivePerson) were removed due to their low market valuations relative to the remainder of the group, and two companies (SiTime and Synaptics) were added based upon their business alignment, growth forecasts and market valuations. Several peer companies were retained in the group despite not meeting all the quantitative screening criteria based upon strong business alignment with the Company. This modified peer group was used without modification for the basis of fiscal year 2025 compensation decisions.

Peer Group For Fiscal Year 2025 Compensation Decisions

Alpha and Omega Semiconductor	MACOM Technology
Altair Engineering	MaxLinear
Alteryx	Power Integrations
AppFolio	Rambus
C3.ai	Semtech
Cerence	SiTime
Impinj	Synaptics
Lattice Semiconductor	Universal Display
Luminar

The Role of the Compensation Committee and Board of Directors

The Compensation Committee is responsible for the executive compensation program for our executive officers. The Compensation Committee formally met five times during fiscal year 2025, to review and discuss matters related to compensation of our employees and executive officers (as well as to discharge such other duties as necessary or appropriate). Some of these meetings were held with members of management in attendance and some were held in closed session. The meetings also included members of our compensation consultant (as described below). The Compensation Committee reports to the Board on its discussions and actions and, in some cases, recommends to the Board the decisions to be made and other actions to be taken with regard to our executive officers’ compensation. Our Compensation Committee’s decisions regarding executive compensation are based on the Compensation Committee’s assessment of the performance of the Company and each individual executive officer, as well as other factors as the Compensation Committee may deem relevant, such as prevailing industry trends and the competitive market for executive talent.

The Role of Management

Our CEO typically makes recommendations to our Compensation Committee, attends certain Compensation Committee meetings and is involved in the process of setting our NEOs’ compensation, provided that our CEO does not make recommendations as to his own compensation or participate in Compensation Committee discussion of his own compensation. Our Compensation Committee considers management’s recommendations but is not required to follow any recommendations and may adjust compensation up or down as it determines in its discretion. Our Compensation Committee reviews the recommendations and other data and approves or makes recommendations to the Board as to each NEO’s total compensation, as well as each individual compensation component.

The Role of the Compensation Consultant

The Compensation Committee has the authority to appoint and retain a compensation consultant. The reasonable fees for services rendered by the compensation consultant are paid by the Company. For fiscal year 2025, our Compensation Committee engaged Semler Brossy to provide compensation consulting services and Semler Brossy served at the discretion of the Compensation Committee. Services provided by Semler Brossy included presenting market data and our compensation peer group companies (as described above) to the Compensation Committee; analyzing our NEOs’ salary, short-term incentive and equity incentive compensation in relation to market data; assisting the Compensation Committee with evaluating our equity incentive program and our annual bonus program to ensure they achieve desired objectives; assisting the Compensation Committee with a risk assessment; and attending Compensation Committee meetings as requested by the Compensation Committee. Semler Brossy provides no services to the Company other than those it provides to the Compensation Committee. The Compensation Committee assesses Semler Brossy’s independence annually under SEC and Nasdaq standards and has concluded that Semler Brossy was independent and that no conflict of interest exists as to its work.

Elements of Executive Compensation

The compensation of our NEOs consists of the following principal components:

•	base salary;

•	performance-based bonuses;

•	equity incentive awards; and

•	severance and change of control benefits.

We strive to achieve an appropriate mix between cash compensation and equity incentive awards to meet our objectives. We do not apply any formal or informal policies or guidelines for allocating compensation between current and long-term compensation, or between cash and various equity-based awards.

Our Board, led by our Compensation Committee, generally conducts an annual review of our executive compensation, as well as the mix of components used to compensate our NEOs. In reviewing and setting the executive compensation for fiscal year 2025, our Compensation Committee and Board relied on its collective judgment, recommendations from Dr. Wang (for executives other than Dr. Wang), the relative pay among the management team members, and its assessment of each executive officer’s role, responsibilities and overall contribution to the business in determining the size and mix of compensation for each executive, and Semler Brossy’s analysis of executive pay practices of the Company’s compensation peers. Given our strong commitment to pay for performance, the large majority of each NEO’s target total direct compensation was variable and subject to the achievement of performance objectives that are important for the growth and success of the Company.

Base Salary

Our base salaries are intended to provide financial stability, predictability and security of compensation for our executive officers for fulfilling their core job responsibilities. The base salaries of our NEOs are based primarily on role, the scope of their responsibilities, experience, performance and contributions, and our Compensation Committee’s understanding of compensation paid to similarly situated executives. None of our NEOs has an employment agreement that provides for automatic or scheduled increases in base salary.

For fiscal year 2025, in light of the Company’s continued efforts to control expenses, and at the recommendation of Dr. Wang, the Compensation Committee approved decreases in base salaries for our CEO and other NEOs (other than Mr. Young) of 10% and 5%, respectively, relative to their base salaries for fiscal year 2024. Mr. Young’s salary was set at $300,000 in connection with his promotion to Chief Financial Officer effective at the beginning of fiscal year 2025. The following table sets forth the annual base salary for each of our NEOs for fiscal year 2025:

Name	Year 2025 Base Salary	Change from Fiscal Year 2024
Fermi Wang	$504,900	-10%
John Young	$300,000	7%
Leslie Kohn	$356,748	-5%
Chan Lee	$323,316	-5%
John Ju	$295,489	-5%

Annual Performance-Based Bonuses

Our NEOs are eligible to receive bonuses under our annual bonus plan established at the beginning of the fiscal year. Annual bonuses are intended to motivate our executives to achieve, and reward our executives for achieving, important corporate financial and operational goals, as well as individual performance.

An annual bonus pool for employees and executives is established by the Board at the time the Company’s annual operating budget is approved by the Board. For fiscal year 2025, the total target bonus pool increased slightly year-over-year from fiscal year 2024, which was reflective of the moderately higher anticipated revenue and operating profit in the Company’s annual operating plan at the start of the fiscal year. Target bonuses for our CEO and other NEOs are set as a percentage of their base salary. For fiscal year 2025, these target bonus percentages were consistent with fiscal year 2024 except in the case of Mr. Young, who had his bonus target set at 70% of his base salary in connection with his promotion to Chief Financial Officer.

The Fiscal Year 2025 Annual Bonus Plan linked a portion of employee and executive compensation to our actual financial and operational performance. For fiscal year 2025, consistent with our approach in fiscal years 2020 - 2024, the bonus program was based upon three equally weighted performance metrics: (i) annual revenue, (ii) annual operating profit before bonus accruals, and (iii) a set of strategic objectives, of which there were five in fiscal year 2025.

Once achievement of these performance goals has been certified by the Compensation Committee, the target bonus pool size is adjusted based upon the level of achievement. For fiscal year 2025, the target bonus pool was set at a range of 0 – 150% of target. The pool is then distributed to individual NEOs as determined by the Compensation Committee, with input from the CEO, based on factors such as target amount, historical allocation, the individual’s role and individual contribution to the Company’s financial results and strategic objectives. The bonus award for Dr. Wang, as CEO, is recommended by the Compensation Committee and approved by the Board.

Performance Metric Selection and Goal Setting.

As noted above, for fiscal year 2025, the executive bonus program was based upon three equally-weighted performance metrics: (i) annual revenue, (ii) annual operating profit before bonus accruals, and (iii) a set of strategic objectives. These performance objectives were chosen because the Compensation Committee and Board believe that these are important financial metrics that reflect our performance as a growing company and indicators of successful execution of our annual operating plan. While revenue remained an important focus for the Company’s overall business success, the operating profit goal also was important to ensure that the pursuit of revenue and research & development was balanced with efforts in achieving profitable margins and the management of expenses. The operating profit goal is a non-GAAP measure and refers to our GAAP operating income less the impact of stock-based compensation and the associated tax impact and excluding bonus accruals. The strategic goals metric is a measure consisting of five short-term strategic objectives significant to the Company’s continued transition from traditional image and video processors to AI computer vision solutions for a broader range of markets, including automotive safety and autonomy applications and edge AIoT, which we believe will create long term value.

The Compensation Committee established threshold, target and maximum achievement levels for each of the three performance metrics. Once achievement of these performance goals has been certified by the Compensation Committee, the target executive bonus pool size is adjusted to between 0% and a maximum of 150% based upon the level of achievement. Failure to achieve threshold performance of any specific metric would result in no payout for that portion of the bonus pool, and failure to achieve threshold performance on all metrics would result in none of the bonus pool becoming payable. Funding of the target pool size between performance goals is based on a linear interpolation.

The executive bonus pool funding levels resulting from performance achievement for the two financial performance metrics were as follows:

Revenue

Attainment vs. Plan	Revenue Amount	Percentage of Revenue-Related Portion of Pool Funded
Threshold	$212.5 million	0%
Target	$250.0 million	100%
Maximum	$287.5 million	150%

Non-GAAP Operating Profit

Attainment vs. Plan	Operating Profit Amount	Percentage of Operating Income- Related Portion of Pool Funded
Threshold	- $56.0 million	0%
Target	- $33.0 million	100%
Maximum	$9.9 million	150%

The Compensation Committee intended that the difficulty of attaining the goals would be relatively consistent with prior years and would require strong operational performance. While the targets for fiscal year 2025 represented slight improvement in revenue and operating profit over the prior year’s results, at the time of the Compensation Committee’s goal setting, there was significant uncertainty regarding ongoing inventory correction efforts among our customers, geopolitical events, increased expenses associated with continued development of the Company’s new AI computer vision solutions and cyclical challenges in the semiconductor industry. The Compensation Committee also noted that the revenue target was above the projected industry growth rate.

For the Fiscal Year 2025 Annual Bonus Plan, the five strategic objectives related to the long-term success of the Company’s business transition, which included additional emphasis on securing automotive design wins for ADAS or Level2+ autonomous applications, and were as follows (with points assigned for achievement):

•	Securing design wins for an automotive ADAS or Level2+ autonomous application (up to maximum of 8 points);

•	Securing design wins for AIoT applications using the Company’s new AI SoCs (up to maximum of 2.5 points);

•	Securing design wins for high-definition radar software (up to a maximum of 1.5 points);

•	Engineering development milestone related to the Company’s automotive software stack (1.5 points); and

•	Product development milestone related to the Company’s CV3 family SoC product family for autonomy applications (up to maximum of 0.5 points).

The strategic objectives-related portion of the bonus pool was scheduled to fund as follows (with linear interpolation of funding amounts for performance between the listed performance achievement amounts):

Attainment vs. Plan	Points Achieved	Percentage of Strategic Objective- Related Portion of Pool Funded
Threshold	2 points	50%
Target	7 points	100%
Maximum	14 points	200%

Under our Fiscal Year 2025 Annual Bonus Plan, our Compensation Committee and Board had the discretion to reduce, eliminate or increase the size of the bonus pool and the individual bonuses. The Compensation Committee did not make any changes to the performance metrics or size of the bonus pool for fiscal year 2025.

Fiscal Year 2025 Annual Bonus Metric Weighting

Fiscal Year 2025 Performance

For fiscal year 2025, we significantly exceeded the targets for the revenue and operating profit metrics. We slightly underperformed the strategic objectives metric for executives. These achievements resulted in an aggregate funding of the bonus pool at a level of 126% for executives. The higher than target revenue performance was primarily attributable to the strong adoption by customers of the Company’s new AI inference SoC’s. The higher than target operating profit was primarily due to the higher than anticipated revenue. We achieved or partially achieved 4 of the 5 strategic objectives, including: achieving automotive Tier-1 designs for ADAS or Level2+ autonomous applications; securing design wins for IoT applications with the Company’s newest AI SoCs; securing proof of concept design activities for radar applications; and completing product development milestones related to the Company’s CV3 family SoC for Level2+ autonomous driving applications.

Based on these results, the Compensation Committee determined the percentage achievement of each performance metric and the corresponding payout factor:

Metric	Weight	Target Performance Goal	Actual Results	Payout Factor (% of Target)
Revenue	33.3%	$250 million	$284.9 million	147%
Operating Profit	33.3%	- $ 33 million	- $ 9.68 million	150%
Strategic Goals	33.3%	5.0 points	5.5 points	79%
Total	100%			126%

Individual Bonus Opportunity

For fiscal year 2025, the Compensation Committee approved target bonus levels, based on a percentage of base salary, for the CEO and other NEOs.

Prior to the allocation of bonus awards, our CEO met with the Compensation Committee and provided recommendations with respect to individual bonus allocations for the NEOs other than himself. Dr. Wang recommended bonus allocations for the management team, including NEOs and himself, at levels consistent with the level of overachievement under the bonus program. The Compensation Committee considered these recommendations, as well as the total percentage achievement and payout factor under the bonus plan metrics, historical allocations, and the executives’ individual contributions to the Company’s financial and operational results with a focus on executive retention in light of prevailing market conditions in our industry.

The Compensation Committee determined to make annual bonus awards to our NEOs other than Dr. Wang as set forth in the table below. The bonus award for Dr. Wang, as CEO, was recommended by the Compensation Committee and approved by the Board.

Name	Fiscal Year 2025 Bonus Target (% of Base Salary)	Fiscal Year 2025 Bonus Target	Fiscal Year 2025 Bonus Awarded	Fiscal Year 2025 Bonus Award (% of Base Salary)
Fermi Wang	100%	$504,900	$619,007	123%
John Young	70%	$210,000	$260,362	87%
Leslie Kohn	75%	$267,561	$340,025	95%
Chan Lee	75%	$242,487	$306,880	95%
John Ju	65%	$192,068	$268,020	91%

Bonus awards were paid out to NEOs, as well as other high- and mid-level employees, in March 2025, and consistent with prior years bonus awards, in the form of fully-vested stock awards.

Equity Incentive Awards

Equity-based compensation has been our primary long-term incentive compensation component. Our equity-based compensation is intended to offer incentives for both retention and long-term performance, through various equity-based vehicles. We continue to believe that shared financial success in long-term incentives motivates our executive officers to grow revenue and earnings, enhance shareholder value and more closely align the interests of our shareholders and executives. For fiscal year 2025, equity awards represented 86% of total direct target compensation for our CEO and, on average, 84% of total direct target compensation for our other NEOs. Equity awards to our executives, including our NEOs, are typically made in the first quarter of the fiscal year.

CFO Promotion Equity Award

In connection with his promotion to the role of Chief Financial Officer effective February 1, 2024, Mr. Young was granted a restricted stock units (RSUs) award covering 30,000 shares. This award is subject to quarterly time-based vesting over a period of four years.

Long-Term Incentive Design

Beginning in fiscal 2018, we redesigned our annual executive equity award structure to include both restricted stock units (RSUs) and performance-based restricted stock units (PRSUs). Since fiscal year 2020, all NEOs have received 50% of the equity awards as PRSUs and 50% as time-based vesting RSUs. We believe this mix balances our emphasis on tying our long-term financial performance and shareholder value creation to the executive officers’ financial gain, with our need to effectively retain our key talent in a highly competitive market.

For fiscal year 2025, the Board, upon recommendation of the Compensation Committee, established a target equity award pool, which included both time-based and performance-based restricted stock units, for our NEOs and certain other high-level employees. Equity award grants were then allocated to these individuals based upon a number of factors, including individual performance, retention needs, historical allocations and competitive market data. The value of equity awards for NEOs in fiscal year 2025 remained consistent with the awards granted in fiscal year 2024.

The individual annual RSU and PRSU grants for our NEOs for fiscal year 2025 were as follows:

Name	Time-based RSUs (#)	Grant Date Fair Value of Time-based RSUs ($)	PRSUs (at Target) (#)	Grant Date Fair Value of PRSUs (at Target) ($)
Fermi Wang	45,929	2,565,135	45,929	3,788,224
John Young	16,845	940,793	16,845	1,389,376
Leslie Kohn	24,403	1,362,908	24,403	2,012,759
Chan Lee	22,764	1,271,369	22,764	1,877,575
John Ju	15,898	887,903	15,898	1,311,267

The number of PRSUs granted was determined in the same method as the time-based RSUs, by dividing the target dollar amount by a trailing average closing price on the date of grant. Consistent with prior years, a 30-trading day trailing average was used in determining the average closing price on the date of grant. The grant date fair value of the RSUs for accounting purposes was determined by multiplying the number of shares subject to the RSU by the closing price of our ordinary shares on February 29, 2024, the date of grant of the RSUs, which was $55.85. The grant date fair value of the PRSUs for accounting purposes was determined using a Monte Carlo simulation model, which results in a different per-share grant date fair value than RSUs, and is the value reflected above and in the Summary Compensation and Grants of Plan-Based Awards tables below.

Time-Based Restricted Stock Unit Design Detail

One-half of annual equity awards was granted as restricted stock units subject to time-based vesting. These annual restricted stock units granted to our NEOs vest in equal quarterly installments over the three years following grant, subject to the continued service of the executive.

Performance-Based Restricted Stock Unit Program Design Detail

Since fiscal year 2020, our performance-based equity awards have included a performance metric tied to the Company’s three-year total shareholder return (TSR). As equity is the largest component of our NEO’s compensation, we believe this structure focuses our management team on long-term value creation for further alignment with shareholder interests. For fiscal years 2020 – 2022, the Company’s TSR was measured against the median company in the PHLX Semiconductor Sector Index (SOX). Beginning in fiscal year 2023, the Company’s TSR is measured against the TSR of an index of the semiconductor companies in the Russell 2000 Index to more closely align with the Company’s size and scale.

For the fiscal 2025 PRSU awards, TSR is calculated using a 50-day average at February 1, 2024 and January 31, 2027. If the relative TSR performance of our ordinary shares for the three-year period of February 1, 2024 to January 31, 2027 is at the 50th percentile of TSR of the semiconductor companies included in the Russell 2000 Index over the same period, then 100% of the target number of PRSUs will vest, subject to the executive remaining in service with the company through the vesting date. If the relative TSR performance of our ordinary shares for the three-year period ranks at or above the 75th percentile over the same period, then 200% of the target PRSUs will vest. If the relative TSR performance of our ordinary shares for the three-year period ranks at the 25th percentile or lower over the same period, then 0% of the target PRSUs will vest. For relative TSR performance between these specified threshold and maximum points, the Compensation Committee will determine the percentage of the target number of PRSUs through linear interpolation.

Company Relative TSR Performance (TSR percentile ranking)	Percentage of PRSUs Vesting (as a percentage of the Target Number of PRSUs)
25th percentile or lower	0%
50th percentile	100%
75th percentile or higher	200%

Consistent with fiscal year 2024, the PRSUs also included a three-year cumulative revenue growth metric (the “Revenue CAGR”) in recognition of Company’s continued focus on scaling revenue. The Revenue CAGR metric applies only if the Company’s TSR performance over the performance period is both positive and equal to or above the median TSR of the peer group. The Revenue CAGR metric is a measurement of the Company’s compound annual revenue growth rate over the three-year performance period of February 1, 2024 – January 31, 2027, and was established when the Company’s operating plan projected modest revenue growth for fiscal year 2025 compared to fiscal year 2024. Achievement of the Revenue CAGR target will result in an increase in the number of PRSU shares earned by up to 50% of the target amount. The percentage of the target amount of PRSUs that are earned pursuant to the Revenue CAGR metric is (a) 0% if the Company’s three-year Revenue CAGR is below 10.0%; and (b) 50% if the Company’s three-year Revenue CAGR is 15.0% or higher. For performance between 10% and 15%, the percentage of PRSU target shares that are earned is determined using linear interpolation.

3-year Revenue CAGR Percentage (assuming positive TSR and at or above median of peer group)	Additional Percentage of the Target Number of Restricted Stock Units that Vest
10% or less	0%
15% or greater	50%

Fiscal Year 2023 PRSU Grant TSR Performance Certification

Following the end of fiscal year 2025, the Compensation Committee certified the relative TSR performance of our ordinary shares under PRSUs granted in 2022 for the three-year period from February 1, 2022 to January 31, 2025. The Compensation Committee certified the Company’s TSR performance over this period at approximately -57.7%, which was approximately 35.6 percentage points below the TSR of the median company in the Russell 2000 semiconductor company peer group. As a result of this TSR performance, zero shares were earned for the PRSUs granted in calendar year 2022.

Severance and Change of Control Benefits

Employment of our executive officers is “at will.” Prior to our initial public offering, we entered into severance and change of control agreements with Dr. Wang and Messrs. Kohn, Lee, and Ju, pursuant to which they are entitled to receive compensation and other benefits in connection with certain terminations of employment and terminations of employment in connection with a change of control event. Following his appointment as Chief Financial Officer, we entered into a change of control agreement with Mr. Young in substantially the same form as Dr. Wang’s and Mr. Kohn’s agreement, except without a tax “gross-up” provision.

Our goal in providing certain severance and change of control benefits is to offer sufficient cash continuity protection such that the executive will focus his full time and attention on the requirements of our business rather than the potential implications for his respective position. We prefer to have certainty and internal parity regarding the potential severance amounts payable to our NEOs under certain circumstances, rather than negotiating severance at the time that an NEO’s employment terminates. We have also determined that accelerated vesting provisions are appropriate because they will encourage our NEOs to stay focused on our business in such circumstances, rather than focus on the potential implications for them.

These agreements are described in more detail below under “Employment, Severance and Change of Control Arrangements.”

Broad Based Employee Benefits

We believe that establishing competitive benefit packages for our employees is an important factor in attracting and retaining highly qualified personnel. Each NEO is eligible to participate in all of our employee benefit plans generally applicable to employees on a broad basis in the country in which the executive is located.

Our U.S.-based NEOs are eligible to participate in our U.S.-based employee benefits plans, such as medical, dental, disability, vision, group life and accidental death and dismemberment insurance, our patent incentive program and our 401(k) plan, in each case on the same basis as other U.S.-based salaried employees. Mr. Chen is based in Taiwan and as a result, he participates in the generally available employee benefit plans maintained for our Taiwan employees. Mr. Ju receives an allowance for housing in Taiwan near our Taiwan office to facilitate his ability to work efficiently when traveling to such office.

We do not offer excessive perquisites to any of our NEOs.

Anti-hedging and Anti-pledging

Under our insider trading policy, all of our directors and executive officers, including all of our NEOs, are prohibited from any hedging or similar transactions designed to decrease the risks associated with holding our securities. In addition, our NEOs may not pledge our securities as collateral for loans.

Stock Ownership Guidelines

We have established stock ownership guidelines applicable to our NEOs and non-employee directors. The guidelines promote share ownership by requiring NEOs and non-employee directors to attain and maintain a minimum share ownership level equal to a multiple of his or her base salary or annual cash retainer. The required ownership levels under the guidelines are as follows:

Position	Ownership Requirement
Chief Executive Officer	5x Annual Base Salary
Other Named Executive Officers	3x Annual Base Salary
Non-Employee Director	5x Annual Cash Retainer

The following equity holdings qualify towards satisfaction of the ownership guidelines: shares owned directly or indirectly by the officer or non-employee director, shares underlying stock options to the extent vested (less the value of the exercise price applicable to such options), and shares underlying restricted stock and other full value awards to the extent vested or that are unvested and for which the only requirement to earn the award is continued service. Shares underlying PRSUs are not included in determining ownership under these guidelines. Should any NEO or non-employee director not satisfy the stock ownership guidelines (as described above) such NEO or non-employee director must retain at least 50% of any net shares derived from vested restricted stock or restricted stock units, exercised stock options or stock purchase plan holdings until his or her guideline is met. As of January 31, 2025, all of our NEOs and non-employee directors satisfied their equity ownership requirements.

Compensation Recovery Policy
Our Board first adopted an Executive Compensation Clawback Policy in fiscal year 2017. Under the policy, if we are required to prepare an accounting restatement due to material noncompliance with any financial reporting requirements under the securities laws caused by misconduct, we can seek recoupment from current or former NEOs who participated in the misconduct of an amount corresponding to any performance-based compensation (including any annual bonus or equity-based awards) that the Company determines would not have been granted, vested or paid had the Company’s results as originally reported been equal to the Company’s results as subsequently restated. The policy applies to incentive compensation granted for fiscal years commencing after January 31, 2017.
In November 2023, we adopted a Compensation Recovery Policy designed to comply with the recently adopted Exchange Act rules and Nasdaq listing standards. Pursuant to this policy, in the event that the Company is required to restate its audited financial statements due to material noncompliance with any financial reporting requirement under the securities laws, each current or former executive officer participant shall be required to immediately repay the Company any performance-based compensation, which includes awards under our bonus plan and settlement of any PRSUs, they received during the three completed fiscal years period preceding the date upon which the Company concludes, or reasonably should have concluded, that it is required to prepare, or is directed by a legally authorized body to prepare, the restatement that is in excess of what would have been paid to the executive officer participant under the restated financial statement. The policy applies to incentive compensation received after October 2, 2023.
Practices Related to the Grant of Equity Awards
We typically do not grant stock options or similar awards as part of our standard equity compensation programs. We do not schedule equity award grants in anticipation of the release of material non-public
information, nor do we time the release of material
non-public
information for the purpose of affecting the value of executive compensation. Our policy is to generally grant equity awards, including awards to executive officers, employees and outside directors, effective as of the close of market on the second trading day following the release of our quarterly earning results.
Tax and Accounting Considerations
Deduction Limitation
Section 162(m) of the U.S. Internal Revenue Code of 1986, as amended, or the Internal Revenue Code generally disallows a tax deduction for compensation in excess of $1.0 million paid to our CEO, CFO and certain other employees including our NEOs. While the Board and our Compensation Committee generally consider the financial accounting and tax implications of compensation decisions, neither element has been a material consideration in the compensation awarded to our NEOs historically. To maintain flexibility in compensating our executive officers in a manner designed to achieve our corporate objectives, the Board and Compensation Committee do not require that all compensation be deductible.
Accounting for Stock-Based Compensation
We follow FASB ASC Topic 718, Compensation—Stock Compensation, for our stock-based compensation awards. FASB ASC Topic 718 requires us to measure the compensation expense for all share-based payments made to our employees and the members of our Board based on the grant date “fair value” of these awards. This calculation is performed for financial accounting purposes and reported in the compensation tables below, even though recipients may never realize any value from their awards. FASB ASC Topic 718 also requires us to recognize the compensation cost of our share-based compensation awards in our income statements over the requisite employee service period.

COMPENSATION COMMITTEE REPORT2

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis contained in this Proxy Statement with Ambarella’s management. Based on this review and discussion, the Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in Ambarella’s Proxy Statement.

Chenming C. Hu (Chairman)

Anne De Greef-Safff

Hsaio-Wuen Hon

D. Jeffrey Richardson

Compensation Risk Assessment

Our Compensation Committee assesses and considers potential risks when considering and approving the compensation programs for our executive officers and employees. Based upon this assessment, we believe our compensation programs are structured in a manner that does not create risks reasonably likely to have a material adverse effect on us in the future. Our Compensation Committee retains oversight of all compensation decisions relating to our executive officers. Our compensation programs are designed with features to address potential risks while rewarding employees and executives for achieving financial and corporate objectives. The primary component of executive incentive compensation is equity awards with multiple-year vesting, which are intended to encourage long-term growth and appreciation in the value of our business and reduce the incentive for executives and other employees to take risks that might increase short-term compensation at the expense of long term Company performance and results. In addition, the total amount of performance-based cash incentives is capped. Moreover, we do not offer excessive perquisites.

[2]

The material in this report is not “soliciting material,” is not deemed “filed” with the SEC, and is not to be incorporated by reference into any filing by Ambarella under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, other than Ambarella’s Annual Report on Form 10-K, where it shall be deemed to be “furnished,” whether made before or after the date hereof and irrespective of any general incorporation language contained in such filing.

Summary Compensation Table for Fiscal Year 2025

The following table summarizes the compensation that we paid or was earned by our chief executive officer, our chief financial officer, and each of our three most highly compensated executive officers during the 2025 fiscal year ended January 31, 2025. We refer to these executive officers in this proxy statement as our “named executive officers” (or “NEOs”).

Name and Principal Position	Fiscal Year	Salary ($)	Stock Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)(3)	Total ($)
Feng Ming (Fermi) Wang,	2025	504,900	6,353,359	619,007	—	7,477,266
Chairman of the Board of Directors, President and Chief Executive Officer	2024 2023	561,000 561,000	5,050,710 5,343,850	196,350 —	— —	5,808,060 5,904,850

Leslie Kohn	2025	356,748	3,375,667	340,025	—	4,072,440
Chief Technology Officer and Director	2024 2023	375,524 375,524	2,683,476 2,774,233	98,575 —	1,500 —	3,159,075 3,149,757

John Young	2025	300,000	3,973,269	260,362	—	4,533,631
Chief Financial Officer(4)

Chan Lee	2025	323,316	3,148,944	306,880	—	3,779,140
Chief Operating Officer	2024 2023	340,332 340,332	2,521,994 2,521,994	89,337 —	— —	2,932,880 2,862,326

John Ju	2025	295,489	2,199,170	268,020	40,000	2,802,639
Senior Vice President, Systems	2024 2023	311,041 311,041	1,748,295 1,815,805	70,762 —	40,000 40,000	2,170,098 2,166,846

(1)

The dollar amounts in this column include aggregate grant date fair values of the RSUs and PRSUs granted in fiscal year 2025, calculated pursuant to FASB ASC Topic 718. These grant date fair values have been determined based on the assumptions described under Note 12 of our financial statements included in our Annual Report on Form 10-K for the year ended January 31, 2025, as filed with the SEC on March 28, 2025. As these values reflect the aggregate grant date fair value in accordance with ASC Topic 718, they do not necessarily correspond to the actual value, if any, that may be realized by the named executive officers. The grant date fair values of the RSUs are determined based on the fair market value of our ordinary shares on the grant date. The grant date fair values of the PRSUs were calculated based on the application of a Monte Carlo simulation model to determine the probable outcomes of the market-based performance conditions. The grant date fair values of the PRSUs do not correspond to the actual values that may be recognized by the holders of these awards, which may be higher or lower based on a number of factors, including Ambarella’s performance, the performance of certain semiconductor companies included in the Russell 2000 Index, and the satisfaction of applicable time-based vesting conditions. Since certain vesting conditions related to the PRSUs are considered market conditions and not performance conditions pursuant to FASB ASC Topic 718, maximum grant date fair values are not provided in this column. The vesting conditions and other terms of the PRSUs are discussed in more detail in the tables entitled “Grants of Plan-Based Awards in Fiscal Year 2025” and “Outstanding Equity Awards at 2025 Fiscal Year End” and in “Compensation Discussion and Analysis.”

The table below sets forth the maximum grant date fair values of the PRSUs granted to Ambarella’s NEOs in fiscal year 2025 assuming all performance conditions are achieved at maximum levels and based upon the fair market value of the awards on the date of grant:

Name	Shares	PRSU Awards Per Share ($)	Maximum Aggregate Value ($)
Fermi Wang	114,823	55.85	6,412,837
Leslie Kohn	61,008	55.85	3,407,269
John Young	42,113	55.85	2,351,983
Chan Lee	56,910	55.85	3,178,424
John Ju	39,745	55.85	2,219,758

(2)	Reflects performance-based bonuses paid to our executive officers for performance for the fiscal years ended January 31, 2025, 2024 and 2023, which were paid in fully-vested stock awards.
(3)	For Mr. Ju, reflects an allowance for housing in Taiwan near our Taiwan office.
(4)	Mr. Young was appointed Chief Financial Officer, and an executive officer, effective February 1, 2024.

Grants of Plan-Based Awards for Fiscal Year 2025

The following table shows, for each of the NEOs, certain information concerning all plan-based awards made in fiscal year ended January 31, 2025. This information supplements the information about these awards set forth in the Summary Compensation Table.

		Estimated Future Payout Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	Grant Date Fair Value of Stock and Option Awards ($)(4)
Name	Grant Date	Threshold ($)(1)	Target ($)(1)	Maximum ($)(1)	Threshold (#)(2)	Target (#)(2)	Maximum (#)(2)
Fermi Wang		0	504,900	757,350
	2/29/2024							45,929	2,565,135
	2/29/2024				0	45,929	114,823		3,788,224

Leslie Kohn		0	267,561	401,342
	2/29/2024							24,403	1,362,908
	2/29/2024				0	24,403	61,008		2,012,759
John Young		0	210,000	315,000
	2/1/2024							30,000	1,643,100
	2/29/2024							16,845	940,793
	2/29/2024				0	16,845	42,113		1,389,376

Chan Lee		0	242,487	363,731
	2/29/2024							22,764	1,271,369
	2/29/2024				0	22,764	56,910		1,877,575
John Ju		0	192,068	288,102
	2/29/2024							15,898	887,903
	2/29/2024				0	15,898	39,745		1,311,267

(1)

Our non-equity incentive plan awards, and how they were determined, are based upon a structure that includes some discretion as to amounts paid to each NEO, as discussed above in the “Compensation Discussion and Analysis.” The amounts listed in this table represent the threshold, target and maximum amounts that would have been earned under the Fiscal Year 2025 Annual Bonus Plan assuming each NEO received their bonus target amount. No amounts are earned for failure to achieve any of the threshold revenue, operating profit before bonus or strategic objectives goals. The actual percentage of the bonus pool allocated to each individual is determined following completion of the fiscal year based on a variety of factors, including historical allocation, the executive’s individual contributions and retention considerations, as well as taking into consideration the CEO’s recommendations. The actual allocation of the bonus pool paid to our NEOs for fiscal year 2025 is reflected in the “Summary Compensation Table” above and in the “Compensation Discussion and Analysis.”
(2)

The amounts shown represent shares potentially issuable pursuant to performance-based restricted stock units (or PRSUs) granted on February 29, 2024, under our Amended and Restated 2021 Equity Incentive Plan. These awards have both “performance” and “continued service” conditions that must be met in order for the executive to receive the shares. Pursuant to the time-based vesting requirements, the target number of shares underlying the equity awards is scheduled to vest on March 15, 2027, subject to continued service through the scheduled vesting date and subject to increase or decrease by 100% of target based on attainment of specified levels of the Company’s total shareholder return (TSR) over the three-year period ending January 31, 2027, as measured against the median TSR of the semiconductor companies in the Russell 2000 Index, and subject to increase by up to 50% based on achievement of a three-year cumulative annual revenue growth rate (or Revenue CAGR). The “maximum” level represents the best case TSR and Revenue CAGR performance scenario.

(3)	Represents restricted stock unit grants vesting quarterly over a period of three years, subject to continued service through the applicable vesting dates.
(4)

The dollar amounts in this column do not reflect dollar amounts actually received by our NEOs. Instead, these amounts represent the aggregate full grant date fair value calculated in accordance with FASB ASC Topic 718.

Option Exercises and Stock Vested During Fiscal Year 2025

The following table shows certain information concerning value realized upon the exercise of stock options and the vesting of restricted stock unit grants by the NEOs during fiscal year 2025.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Fermi Wang	36,000	550,371	31,113	1,822,084
Leslie Kohn	—	—	16,646	973,555
John Young	—	—	14,523	850,995
Chan Lee	—	—	15,293	895,625
John Ju	8,900	146,049	10,775	630,975

(1)

The value realized on exercise is calculated as the difference between the market price of the shares underlying the options exercised on the date of exercise and the applicable exercise price of those options.

(2)	The value realized on vesting is calculated by multiplying the number of shares of stock by the market value of the underlying shares on each vesting date.

Outstanding Equity Awards at Fiscal Year-End 2025

The following table shows certain information regarding outstanding equity awards held by our NEOs at the end of fiscal year 2025.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(1)		Market Value of Shares or Units of Stock That Have Not Vested ($)(2)
Fermi Wang	50,000	—	$41.36	3/06/2026
					2,241	(3)	171,930
					26,890	(4)	2,063,001
					11,500	(5)	882,280
					27,598	(6)	2,117,319
					34,447	(7)	2,642,774
					45,929	(8)	3,523,673

Leslie Kohn					1,186	(3)	90,990
					14,221	(4)	1,091,035
					6,110	(5)	468,759
					14,663	(6)	1,124,945
					18,303	(7)	1,404,206
					24,403	(8)	1,872,198

John Young	25,000		$55.80	3/27/2027
					345	(3)	26,468
					4,137	(4)	317,391
					1,482	(5)	113,699
					3,556	(6)	272,816
					22,500	(9)	1,726,20
					12,634	(7)	969,280
					16,845	(8)	1,292,34

Chan Lee					1,078	(3)	82,704
					12,928	(4)	991,836
					5,700	(5)	437,304
					13,678	(6)	1,049,376
					17,073	(7)	1,309,841
					22,764	(8)	1,746,454

John Ju
					776	(3)	59,535
					9,308	(4)	714,110
					3,981	(5)	305,422
					9,553	(6)	732,906
					11,924	(7)	914,809
					15,898	(8)	1,219,695

(1)

Vesting of each equity award pursuant to the vesting schedules described in the footnotes to the above table is contingent upon the executive officer’s continued service to the Company through the applicable vesting dates.

(2)

The amounts under “Market Value of Shares of Stock or Units That Have Not Vested” were calculated as the product of the closing price of our ordinary shares on the Nasdaq Global Select Market on January 31, 2025, which was $76.72, and the number of shares subject to the applicable restricted stock unit award.

(3)	The shares subject to the restricted stock unit award vest over a three-year period commencing on March 15, 2022, with 1/12 of the shares vesting on a quarterly basis.
(4)

Shares represent an award of performance-based restricted stock units covering a target number of shares. Pursuant to time-based vesting requirements, this award was scheduled to vest on March 15, 2025, subject to continued service requirements. The number of shares eligible to vest on March 15, 2025 could be increased or decreased by 100%, or may remain the same, based upon attainment of specified levels of the Company’s total shareholder return over the three-year period ending January 31, 2025. Based on the Company’s total shareholder return over the performance period, the number of shares that vested on March 15, 2025 was 0% of the target amount.

(5)	The shares subject to the restricted stock unit award vest over a three-year period commencing on March 15, 2023, with 1/12 of the shares vesting on a quarterly basis.
(6)

Shares represent an award of performance-based restricted stock units covering a target number of shares. Pursuant to time-based vesting requirements, up to 100% of this award is scheduled to vest on March 15, 2026, subject to continued service requirements. The number of shares eligible to vest on March 15, 2026 may be increased or decreased by 150%, or may remain the same, based upon attainment of specified levels of the Company’s (a) total shareholder return and (b) cumulative annual revenue growth rate, over the three-year period ending January 31, 2026.

(7)	The shares subject to the restricted stock unit award vest over a three-year period commencing on March 15, 2024, with 1/12 of the shares vesting on a quarterly basis.
(8)

Shares represent an award of performance-based restricted stock units covering a target number of shares. Pursuant to time-based vesting requirements, up to 100% of this award is scheduled to vest on March 15, 2027, subject to continued service requirements. The number of shares eligible to vest on March 15, 2027 may be increased or decreased by 150%, or may remain the same, based upon attainment of specified levels of the Company’s (a) total shareholder return and (b) cumulative annual revenue growth rate, over the three-year period ending January 31, 2027.

(9)	The shares subject to the restricted stock unit award vest over a four-year period commencing on December 15, 2023, with 1/16 of the shares vesting on a quarterly basis.

Broad Based Employee Benefits

We believe that establishing competitive benefit packages for our employees is an important factor in attracting and retaining highly qualified personnel. Our NEOs are eligible to participate in all of our employee benefit plans, such as medical, dental, disability, vision, group life and accidental death and dismemberment insurance, our patent incentive program and our 401(k) plan, in each case on the same basis as other U.S.-based salaried employees. We do not offer club memberships, automobile allowances, tickets to sporting events or concerts or other perquisites to any of our NEOs as that would be inconsistent with our egalitarian corporate culture.

Pension Benefits

Aside from our 401(k) plan, we do not maintain any pension plan or arrangement under which our NEOs are entitled to participate or receive post-retirement benefits.

Non-Qualified Deferred Compensation

We do not maintain any nonqualified deferred compensation plans or arrangements under which our NEOs are entitled to participate.

Potential Payments upon Termination or Change in Control

Severance Arrangements

We have entered into change of control and severance agreements with each of our NEOs. Pursuant to such agreements, upon a termination of such NEO by us other than for cause occurring more than three months before or twelve months following a change of control, subject to the execution of a general release of claims, such NEO is entitled to:

•	the payment of accrued salary and vacation;

•	payment of a lump sum equal to 100% (Dr. Wang and Messrs. Kohn and Young) or 50% (Messrs. Lee and Ju) of the executive officer’s then-current annual base salary;

•	payment of a prorated portion of the executive officer’s annual target bonus;

•

immediate acceleration of twelve months (Dr. Wang and Messrs. Kohn and Young) or six months (Messrs. Lee and Ju) of vesting of outstanding options and restricted stock unit (“RSU”) awards; however, the award agreement governing the performance-based restricted stock units modify this treatment with respect to such awards, as described below; and

•	Company-paid premiums for COBRA continuation coverage for up to twelve months (Dr. Wang and Messrs. Kohn and Young) or six months (Messrs. Lee and Ju) after the date of termination.

Change of Control Arrangements

Pursuant to the change of control and severance agreements, upon a termination of the NEO by us other than for cause or, if such officer resigns for good reason, within three months before or twelve months following a change of control, subject to the execution of a general release of claims, our NEOs are entitled to:

•	the payment of accrued salary and vacation;

•	payment of a lump sum equal to 100% of the executive officer’s then-current annual base salary (or, if greater, at the level in effect immediately prior to the change of control);

•	payment of a prorated portion of the executive officer’s annual target bonus;

•

if the executive has been employed for at least 12 months, immediate acceleration of vesting of 100% (Dr. Wang and Messrs. Kohn and Young) or 50% (Messrs. Lee and Ju) of outstanding options and RSU awards; however, the award agreement governing the performance-based restricted stock units modify this treatment with respect to such awards, as described below; and

•	Company-paid premiums for COBRA continuation coverage for up to twelve months after the date of termination.

Severance Upon Death or Disability

Pursuant to the change of control and severance agreements, if the NEO terminates due to the NEO’s death or disability (as defined in the agreements) subject to the execution of a general release of claims, such NEO is entitled to payment of a lump sum equal to 100% of the executive officer’s then-current annual base salary. With respect to Messrs. Lee and Ju only, this amount is reduced to 50% of their then-current annual base salary if such termination occurs more than three months before or twelve months following a change of control.

In addition to the foregoing benefits, Dr. Wang and Mr. Kohn also would receive a gross-up payment if such officer is required to pay excise tax under Section 4999 of the Internal Revenue Code, with the amount of such gross-up payment equal to the amount of excise tax. No other executive would receive a gross-up payment. In the event that the severance and other benefits payable to Messrs. Lee, Ju, and Young constitute “parachute payments” under Section 280G of the Internal Revenue Code and would be subject to the excise tax imposed by

Section 4999 of the Internal Revenue Code, then such executive’s benefits will be either (i) delivered in full or (ii) delivered to such lesser extent which would result in no portion of such benefits being subject to the excise tax, whichever results in the receipt by such executive on an after-tax basis of the greatest amount of benefits.

For purposes of the change of control and severance agreements above, the term “cause” generally means the occurrence of any of the following events: (i) the executive officer’s willful and continued failure to substantially perform the duties of his position (other than failure resulting from the executive officer’s complete or partial incapacity due to physical or mental illness or impairment); (ii) the executive officer’s willful and continued failure to substantially perform the lawful and specific directives of the Board, as reasonably determined by the Board (other than failure resulting from the executive officer’s complete or partial incapacity due to physical or mental illness or impairment); (iii) the executive officer’s willful commission of an act of fraud or dishonesty resulting in, or is likely to result in, material economic or financial injury to us; or (iv) the executive officer’s willful engagement in illegal conduct that was or is reasonably likely to be materially injurious to us; provided that we have provided to the executive officer any requisite notice in a timely manner and, if permitted to correct the deficiency (with respect to failures to substantially perform under clauses (i) or (ii) only), the executive officer has failed to do so.

For purposes of the change of control and severance agreements above, “change of control” generally means the occurrence of any of the following events: (i) any person acquires ownership of our securities representing more than 50% of the total voting power of our stock (except that any change in the ownership of our ordinary shares as a result of a private financing that is approved by the Board will not be considered a change of control); (ii) any person acquires 50% or more of the total gross fair market value of our assets over a twelve-month period; (iii) the consummation of our merger or consolidation with any other entity, other than a merger or consolidation that would result in our voting securities outstanding immediately prior thereto continuing to represent more than 50% of the combined voting power of the voting securities of the surviving entity outstanding immediately after such merger or consolidation and with the power to elect at least a majority of the Board or other governing body of such surviving entity; or (iv) the replacement of a majority of the Board during any twenty-four month period by directors whose appointment or election is not approved by a majority of the members of the Board prior to the date of the appointment or election.

For purposes of the change of control and severance agreements above, “good reason” generally means the executive officer’s voluntary resignation from all positions such officer holds with us, effective within 90 days following the expiration of the cure period described below, after the occurrence of any of the following without the NEO’s written consent: (i) with respect to NEOs other than Mr. Young, a reduction by us of the executive officer’s base salary or annual target bonus in effect immediately prior to such reduction (other than reductions in connection with similar percentage reductions imposed on all executive-level employees) and, with respect to Mr. Young, a reduction by us of his base salary or annual target bonus by more than 10% individually or in the aggregate as in effect immediately prior to such reduction; (ii) a reduction (with respect to Mr. Young, a material reduction) by us of the executive officer’s health or welfare benefits in effect immediately prior to such reduction (with respect to NEOs other than Mr. Young, other than reductions in connection with similar percentage reductions imposed on all executive-level employees); (iii) our requiring the executive officer to move his primary work location to a location that is more than 30 miles from his then-current principal work location (unless such relocation does not increase his commuting distance); (iv) our failure to continue in effect any material compensation or benefit plan or practice in which the executive officer is eligible to participate in immediately prior to the change of control, unless certain equitable arrangements embodied in an ongoing substitute or alternative plan have been made; (v) our failure to obtain the assumption, in all material respects, of the change of control agreement by any of our successors; or, for certain of the executive officers, (vi) a material diminution in such executive officer’s authority, duties, responsibilities, and, other than with respect to Messrs. Lee and Ju, title or reporting structure, provided that a change (for Messrs. Lee and Ju) or a material diminution (for Dr. Wang and Messrs. Kohn and Young) in the executive officer’s title or reporting structure solely by virtue of the Company being acquired and made part of a larger entity will not by itself be sufficient to constitute good reason. In all cases, the executive officer must provide written notice to us of the existence of one of these conditions within 60 days after its initial existence, and we must be provided with a period of 30 days during which we may cure the circumstances giving rise to the condition, in which case no good reason will exist.

Performance-Based Restricted Stock Units

In the event of our change in control, as defined in our Amended and Restated 2021 Equity Incentive Plan (the “2021 Plan”) with respect to awards granted under that plan, the three-year relative total shareholder return (or TSR) goal under the PRSUs would be treated as follows. If TSR has not yet been measured, then our relative TSR performance will be measured in connection with the change in control by basing our TSR performance on the merger consideration payable with respect to Company shares in connection with the change in control, and the TSR measurement period would be shortened to reflect earlier measurement as a result of the change in control. Any shares that do not become eligible to vest based on the above treatment of the performance objectives would be forfeited at the change in control, and the shares underlying the PRSUs that have become eligible to vest will be scheduled to vest on the fifteenth day of each of June, September, December and March through the first March 15th following the end of the TSR measurement period, with the first scheduled vesting date occurring on the first June 15th following the date of grant, in equal installments, subject to the executive’s continued service through the applicable vesting dates. Further, the portion of the PRSUs that have become eligible to vest that are outstanding as of the change in control will be treated in accordance with the terms of our 2021 Plan, as applicable, and any change of control and severance agreement then in effect.

In the event of our change in control, the three-year cumulative annual revenue growth rate goal under the PRSUs would be treated as follows. If the change in control occurs: (i) in any of the second, third or fourth fiscal quarters of a fiscal year, the revenue for the completed fiscal quarters in that fiscal year will be annualized and treated as the ending revenue for calculating the Company’s revenue CAGR, or (ii) in the first fiscal quarter of a fiscal year, the revenue for the immediately prior fiscal year will be treated as the ending revenue for calculating the Company’s revenue CAGR. The period over which the Company’s revenue CAGR is measured will be such revenue growth from fiscal year 2025 to, as applicable, (x) the fiscal year in which such annualized revenue is calculated under (a)(i) above, or (y) the fiscal year for which the full fiscal year revenue is used in (a)(ii) above.

If before the scheduled vesting date of the applicable PRSUs and before a change in control, the NEO’s employment is terminated by us other than for cause (as defined in the change of control and severance agreement) (and other than due to the NEO’s death or disability, as defined in the change of control and severance agreement) or, if he resigns for good reason (as defined in the change of control and severance agreement), and he otherwise satisfies the other requirements under the change of control and severance agreement for the payment of other severance benefits to him, then a prorated number of shares underlying the award will accelerate vesting, with respect to the portion of the award eligible to vest. The prorated number of shares is the target number of restricted stock units as of the date of employment termination, or if the termination occurs after the TSR measurement date but before the scheduled vesting date, the prorated number of shares is based on the extent to which any performance goals have been met on or before the employment termination but during the performance period (and as adjusted by the relative TSR performance). The proration generally is determined by measuring the number of shares under the award that would have vested through the last day of the NEO’s employment with us, had the award been scheduled to vest in equal, quarterly installments through the final vesting date, with a first vesting date of the first June 15th following the date of grant.

If on or after a change in control, the NEO’s employment is terminated by us other than for cause (as defined in the change of control and severance agreement) (and other than due to the NEO’s death or disability, as defined in the change of control and severance agreement) or if he resigns for good reason (as defined in the change of control and severance agreement), the PRSU award will be eligible for the vesting acceleration under the NEO’s change of control and severance agreement then in effect (as described further above). Otherwise, the terms of the PRSU award agreement generally supersede the vesting acceleration benefits under the NEO’s change of control and severance agreement.

For purposes of the PRSU awards above, “change in control,” as defined in our 2021 Plan generally means the occurrence of any of the following events: (i) any person acquires ownership of more than 50% of the total voting power of our stock (except that acquisition of additional stock by a person already considered to own more than 50% of the voting power of our stock will not be considered a change in control); (ii) a change in our effective control that occurs when a majority of members of our Board is replaced during a 12-month period by directors whose appointment or election is not endorsed by a majority of members of the Board prior to the date of the appointment or election; or (iii) a change in ownership of a substantial portion of our assets that occurs when a person acquires 50% or more of the total gross fair market value of our assets over a twelve-month period (subject to certain exceptions, such as the transfer of our assets to our shareholders in exchange for or with respect to our stock).

2012 Equity Incentive Plan and Amended and Restated 2021 Equity Incentive Plan

Our 2012 Equity Incentive Plan and our Amended and Restated 2021 Equity Incentive Plan each provide that in the event of a merger or “change in control,” as defined under the applicable plan, each outstanding award will be treated as the administrator determines, except that if a successor corporation or its parent or subsidiary does not assume or substitute an equivalent award for any outstanding award, then such award will fully vest, all restrictions on such award will lapse, all performance goals or other vesting criteria applicable to such award will be deemed achieved at 100% of target levels, and such award will become fully exercisable, if applicable, for a specified period prior to the transaction. The award will then terminate upon the expiration of the specified period of time. However, the award agreement governing the PRSUs modify this treatment with respect to such awards, as described above.

Potential Payments upon Termination or Change in Control

The following table summarizes the payments that would be made to our NEOs upon the occurrence of a termination of employment qualifying for severance benefits or upon a change of control, assuming that each NEO’s termination of employment with our Company occurred on January 31, 2025, or in the event that a qualifying termination of employment in connection with a change of control of our Company occurred on January 31, 2025, as applicable. Amounts shown do not include (i) accrued but unpaid salary through the date of termination, or (ii) other benefits earned or accrued by the NEO during his employment that are available to all salaried employees, such as accrued vacation.

	Termination Without Cause (No change of control) ($)	Termination Without Cause (Within three months before or twelve months after change of control) ($)
Fermi Wang
Cash Severance Attributable to Salary	$504,900	$504,900
Cash Severance Attributable to Bonus	504,900	504,900
Acceleration of RSUs and PRSUs(1)	4,620,257	11,400,976
Continued Health Benefits(2)	40,133	40,133

Total	$5,670,190	$12,450,909

Leslie Kohn
Cash Severance Attributable to Salary	$356,748	$356,748
Cash Severance Attributable to Bonus	267,561	267,561
Acceleration of RSUs and PRSUs(1)	2,452,764	4,008,045
Continued Health Benefits(2)	28,051	28,051

Total	$3,105,124	$4,660,405

	Termination Without Cause (No change of control) ($)	Termination Without Cause (Within three months before or twelve months after change of control) ($)
John Young
Cash Severance Attributable to Salary	$300,000	$300,000
Cash Severance Attributable to Bonus	210,000	210,000
Acceleration of RSUs and PRSUs(1)	1,751,108	4,718,203
Continued Health Benefits(2)	39,508	39,508

Total	$2,300,616	$5,267,711

Chan Lee
Cash Severance Attributable to Salary	$161,658	$323,316
Cash Severance Attributable to Bonus	242,487	242,4870
Acceleration of RSUs and PRSUs(1)	1,179,954	2,808,758
Continued Health Benefits(2)	16,382	32,763

Total	$1,600,481	$5,589,707

John Ju
Cash Severance Attributable to Salary	$147,745	$295,489
Cash Severance Attributable to Bonus	192,068	192,068
Acceleration of RSUs and PRSUs(1)	829,420	1,973,238
Continued Health Benefits(2)	14,026	28,051

Total	$1,183,259	$2,488,846

(1)

The value of accelerated RSUs and PRSUs was calculated by multiplying (x) the number of shares subject to acceleration by (y) the fair market value of an ordinary share on the Nasdaq Global Select Market on January 31, 2025, which was $76.72. The value of accelerated PRSUs assumes a payout at a level of 100% of target.

(3)

Represents the aggregate premium payments that would be required to be paid to or on behalf of the NEO to provide continued health insurance coverage under COBRA (based on the executive’s health insurance coverage as of January 31, 2025) for the period available to the executive.

PAY RATIO DISCLOSURE

Pursuant to Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(u) of Regulation S-K, we are required to disclose the ratio of our principal executive officer’s annual total compensation to the annual total compensation of our median employee. As discussed above in the “Compensation Discussion and Analysis,” we are engaged in a very competitive industry, and our success depends on our ability to attract, motivate and retain highly qualified, talented and creative employees. Consistent with our executive compensation program, our global compensation program is designed to be competitive in terms of both the position and the geographic location in which an employee is located. Accordingly, our pay structures vary among our employees based on position and geographic location, with significant consideration given to local competitive market practices. We believe our compensation philosophy and process yield an equitable result for all of our employees.

As of January 31, 2025, the end of our fiscal year 2025, we had a total of 941 employees, of which approximately 28% were located in the U.S., primarily in Santa Clara, California, and 72% were located outside of the U.S., primarily in China and Taiwan. Approximately 75% of our employees are engaged in research and development, 23% in sales, marketing and administration and 2% in operations.

Pay Ratio

During fiscal year 2025, the principal executive officer of Ambarella was our CEO, Dr. Feng-Ming (Fermi) Wang. For fiscal year 2025, the annual total compensation for Dr. Wang was $7,477,266, as disclosed under the Summary Compensation Table above, and the annual total compensation for our median employee was $92,396, calculated using the same methodology as applied for Dr. Wang in the Summary Compensation Table above, resulting in an estimated pay ratio of 81:1.

Identification of Median Employee

We selected January 31, 2025, the last day of our fiscal year 2025, as the date on which to determine our median employee. For purposes of identifying the median employee for fiscal year 2025, we considered the aggregate of all the following compensation elements for each of our employees (other than Dr. Wang), as compiled from our internal records as of January 31, 2025:

•	an estimate of the annual base salary or wages for fiscal year 2025;

•	bonuses or other cash incentives paid in fiscal year 2025; and

•	the grant date fair value of equity awards granted in fiscal year 2025.

We selected the above compensation elements because they represent Ambarella’s principal broad-based compensation elements. For purposes of identifying the median employee, any compensation paid in foreign currencies was converted to U.S. dollars based on the average of the monthly exchange rates for the twelve-month period ended January 31, 2025. In identifying the median employee, we did not make any cost-of-living adjustments or exclude any foreign jurisdictions in accordance with Item 402(u) of Regulation S-K.

The pay ratio reported above is a reasonable estimate calculated in a manner consistent with SEC rules based on our internal records and the methodology described above. Because the SEC rules for identifying the median employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to utilize different methodologies and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices, the pay ratio reported by other companies may not be comparable to the pay ratio reported above.

PAY VERSUS PERFORMANCE
We are providing the following information about the relationship between “compensation actually paid” to our named executive officers and company financial performance, as required by or defined in Section 953(a) of the Dodd-Frank Act and Item 402(v) of Regulation
S-K.
For further information regarding our compensation philosophy, and in particular, how we align executive compensation with company financial performance, refer to “Executive Compensation – Compensation Discussion and Analysis,” above.

					Value of Initial Fixed $100 Investment Based On:
Fiscal Year	Summary Compensation Table Total for PEO ($)(1)	Compensation Actually Paid to PEO ($)(2)	Average Summary Compensation Table Total for Non-PEO NEOs ($)(3)	Average Compensation Actually Paid to Non-PEO NEOs ($)(4)	Total Shareholder Return – AMBA ($) (5)	Peer Group Total Shareholder Return ($) (6)	Net Income ($ Millions) (7)	Revenue ($ Millions) (8)
2025	7,477,266	12,086,018	3,796,963	5,813,059	129.73	280.26	(117.1)	284.9
2024	5,808,060	(778,845)	2,781,316	(358,579)	88.87	238.05	(169.4)	226.5
2023	5,904,850	(5,223,250)	3,702,220	(483,113)	151.91	180.82	(65.4)	337.6
2022	6,205,867	21,197,673	2,592,611	9,835,394	236.98	209.94	(26.4)	331.9
2021	5,596,549	14,765,032	2,212,215	5,755,522	159.55	170.15	(59.8)	222.9

(1)
The dollar amounts reported in this column are the amounts of total compensation reported for the Company’s principal executive officer, or PEO, Dr. Feng-Ming (Fermi) Wang, for each corresponding fiscal year in the “Total” column of the Summary Compensation Table. Refer to “Executive Compensation – Summary Compensation Table for Fiscal Year 2025,” above.

(2)
Compensation actually paid does not mean that our PEO was actually paid those amounts in the listed fiscal year, but this is a dollar amount derived from the starting point of the compensation reported in the “Total” column of the Summary Compensation Table, under the methodology prescribed under the SEC’s rules, as shown in the reconciliation table below.

The following table presents a reconciliation of total compensation paid to the PEO for each year as reported in the Summary Compensation Table, above, to the compensation actually paid to the PEO, which was computed in accordance with Item 402(v) of Regulation
S-K,
as reported in the Pay versus Performance table, above.

Fiscal Year	Summary Compensation Table Total for PEO($)	Exclusion of Stock Awards for PEO($)	Inclusion of Equity Values for PEO($)	Equals Compensation Actually Paid to PEO($)
2025	7,477,266	(6,353,359)	10,962,111	12,086,018
2024	5,808,060	(5,050,710)	(1,536,195)	(778,845)
2023	5,904,850	(5,343,850)	(5,784,250)	(5,223,250)
2022	6,205,867	(4,905,867)	19,897,673	21,197,673
2021	5,596,549	(4,717,849)	13,886,332	14,765,032

The amounts in the Inclusion of Equity Values for PEO column in the table above are derived from the amounts set forth in the following table:

Fiscal Year	Fair Value of Unvested Current Year Awards at FYE for PEO ($)	Change in Value of Prior Year Awards Vesting During the Year for PEO ($)	Change in Value of Unvested Equity from Prior Years for PEO ($)	Adjust for Fair Value as of Vesting Date of Equity Awards Granted and Vested in the Year for PEO ($)	Fair Value at Last Day of Prior Year of Equity Awards Forfeited during Year for PEO ($)	Total- Inclusion of Equity Values for PEO ($)
2025	8,296,174	91,970	1,875,658	698,309	—	10,962,111
2024	2,486,054	(326,581)	(472,449)	477,210	—	(1,536,195)
2023	4,221,283	(1,451,046)	(9,054,092)	499,604	—	(5,784,250)
2022	5,627,028	1,909,656	11,606,228	754,761	—	19,897,673
2021	8,472,740	41,072	4,664,085	708,435	—	13,886,332

(3)
The dollar amounts reported in this column represent the average of the amounts reported for the Company’s NEOs other than the Company’s PEO (the
“Non-PEO
NEOs”), for each corresponding fiscal year in the “Total” column of the Summary Compensation Table. Refer to “Executive Compensation –Summary Compensation Table for Fiscal Year 2025” above and the Summary Compensation Tables for fiscal years 2024 - 2021 contained in the Company’s previously filed proxy statements. The non-PEO
NEOs included for purposes of calculating the average amounts in each applicable year are as follows: (i) for fiscal year 2025, Les Kohn, John Young, Chan Lee, and John Ju; (ii) for fiscal year 2024, Les Kohn, Brian White, Chan Lee, and John Ju; (iii) for fiscal year 2023, Les Kohn, Brian White, Chan Lee, John Ju, and John Young; (iv) for fiscal year 2022, Les Kohn, Casey Eichler, Chan Lee, John Ju, and John Young; and (v) for fiscal year 2021, Les Kohn, Casey Eichler, Michael Chen, and Christopher Day.

(4)
This figure is the average of compensation actually paid for the
Non-PEO
NEOs in each listed fiscal year. Compensation actually paid does not mean that these
Non-PEO
NEOs were actually paid those amounts in the listed year, but this is a dollar amount derived from the starting point of Summary Compensation Table total compensation under the methodology prescribed under the SEC’s rules, as shown in the reconciliation table below.

The following table presents a reconciliation of the average of the total compensation paid to
Non-PEO
NEOs for each year as reported in the Summary Compensation Table above and in the Company’s previously filed proxy statements to the average compensation actually paid to the
Non-PEO
NEOs, which was computed in accordance with Item 402(v) of Regulation
S-K,
as reported in the Pay versus Performance table, above.

Fiscal Year	Average Summary Compensation Table Total for Non-PEO NEOs \($)	Average Exclusion of Stock Awards for Non-PEO NEOs($)	Average Inclusion of Equity Values for Non-PEO NEOs($)	Equals Average Compensation Actually Paid to Non-PEO NEOs ($)
2025	3,796,963	(3,174,263)	5,190,359	5,813,059
2024	2,781,316	(2,359,584)	(780,347)	(358,579)
2023	3,702,220	(3,324,397)	(860,936)	(483,113)
2022	2,592,611	(1,956,274)	9,199,057	9,835,394
2021	2,212,215	(1,743,625)	5,286,932	5,755,522

The amounts in the Inclusion of Equity Values for
Non-PEO
NEOs column in the table above are derived from the amounts set forth in the following table:

Fiscal Year	Average Fair Value of Unvested Current Year Awards at FYE for Non-PEO NEOs($)	Average Change in Value of Prior Year Awards Vesting During the Year for Non-PEO NEOs($)	Average Change in Value of Unvested Equity from Prior Years for Non-PEO NEOs($)	Average Fair Value as of Vesting Date of Equity Awards Granted and Vested in the Year for Non-PEO NEOs($)	Average Fair Value at Last Day of Prior Year of Equity Awards Forfeited during Year for Non-PEO NEOs($)	Average Total- Inclusion of Equity Values for Non-PEO NEOs($)
2025	4,040,115	34,447	703,516	412,281	—	5,190,359
2024	1,161,428	(261,971)	(1,883,274)	203,470	—	(780,347)
2023	2,779,010	(615,781)	(3,238,882)	214,717	—	(860,936)
2022	2,243,894	1,303,642	5,350,587	300,933	—	9,199,057
2021	3,131,381	26,321	1,867,424	261,806	—	5,286,932

(5)
Total shareholder return is calculated by assuming that a $100 investment was made on the last trading day prior to the earliest fiscal year reported in this table and reinvesting all dividends until the last day of each reported fiscal year.

(6)
The peer group used is the PHLX Semiconductor Sector Index (SOX), as used in the performance graph included in our annual report. Total shareholder return is calculated by assuming that a $100 investment was made on the last trading day prior to the earliest fiscal year reported in this table and reinvesting all dividends until the last day of each reported fiscal year.

(7)	The dollar amounts reported are the Company’s net income reflected in the Company’s audited financial statements.
(8)
The metric in this column, the Company’s revenue as reflected in the Company’s audited financial statements, in our assessment, represents the most important Company financial performance measure (that is not otherwise disclosed in this table) used in fiscal year 2025 to link compensation actually paid to company performance for the NEOs for all years presented. In particular, 1/3 of the annual bonus program for NEOs for fiscal year 2025 is based on the revenue metric. Other key financial performance measures linked to executive compensation are described under “Financial Performance Measures,” below. For additional information regarding actual performance, peer group, and executive compensation for the most recently completed fiscal year, see “Executive Compensation – Compensation Discussion and Analysis,” above.

Analysis of Information Presented in the Pay Versus Performance Table
In accordance with Item 402(v) of Regulation
S-K,
we are providing, below, the relationships between certain information presented in the Pay Versus Performance table, above. We utilize several financial performance measures to align executive compensation with Company financial performance as described in “Executive Compensation – Compensation Discussion and Analysis,” however, not all of those measures are presented in the Pay versus Performance table, above, nor in the below graphs. We generally seek to incentivize long-term performance using various performance measures, which may not result in alignment of individual performance measures with compensation actually paid (as computed in accordance with Item 402(v) of Regulation
S-K,
which incorporates various elements including, but not limited to, changes in value based on the Company’s stock price to the vesting date or during the year) for a particular year.

Relationship Between PEO Compensation Actually Paid and
Non-PEO
NEOs Average Compensation Actually Paid and Total Shareholder Return (“TSR”)
The following chart sets forth the relationship between compensation actually paid (or CAP) to our PEO, the average of compensation actually paid to our
Non-PEO
NEOs, and the Company’s cumulative TSR as well as the PHLX Semiconductor Sector Index cumulative TSR for the fiscal years indicated.

Compensation Actually Paid vs Total Shareholder Return
$25,000,000
$20,000,000
$15,000,000
$10,000,000
$5,000,000
$-
$(5,000,000)
$(10,000,000)
Compensation Actually Paid
$300
$275
$250
$225
$200
$175
$150
$125
$100
$75
Value of $100 Initial $100 Investment
AMBA TSR
FY2021
FY2022
FY2023
FY2024
FY2025
PEO CAP
Non-PEO NEOs Avg CAP
Ambarella TSR
PHLX Semiconductor TSR

Relationship Between PEO Compensation Actually Paid
and Non-PEO
NEOs
Average
Compensation Actually Paid and Net Income (Loss)
The following chart sets forth the relationship between compensation actually paid to our PEO, the average of compensation actually paid to our Non-PEO
NEOs, and our net income (loss) during the fiscal years indicated.

Relationship Between PEO Compensation Actually Paid
and Non-PEO
NEOs Average Compensation Actually Paid and Revenue
The following chart sets forth the relationship between compensation actually paid
to our PEO, the average of compensation actually paid to
our Non-PEO
NEOs, and our revenue for the fiscal years indicated.

Financial Performance Measures
As described in further detail in “Executive Compensation – Compensation Discussion and Analysis” above, our executive compensation program incorporates various Company financial performance metrics. Such metrics are used in both our long-term and short-term incentive awards and are selected with the objective of incentivizing our PEO and
Non-PEO
NEOs to increase the long-term value of our Company for shareholders. The three most important financial performance measures used in fiscal year 2025 to link executive compensation actually paid to our PEO and
Non-PEO
NEOs
, for the most recently completed fiscal year, to our financial performance are as follows (listed in no particular
order of importance):

Most Important Financial Performance Measures

Revenue

Non-GAAP operating profit

Total Shareholder Return relative to the Russell 2000 Index

EQUITY COMPENSATION PLAN INFORMATION

The following table provides certain information with respect to all of Ambarella’s equity compensation plans in effect as of January 31, 2025:

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Restricted Stock Units and Rights		Weighted Average Exercise Price of Outstanding Options and Rights		Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans Excluding Securities Reflected in the first Column
Equity compensation plans approved by security holders:
2012 Equity Incentive Plan(1)	212,065	(5)	$55.18		0
2012 Employee Stock Purchase Plan(2)	—		$—		3,636,591
2021 Equity Incentive Plan(3)	2,634,401	(6)	$—		2,119,572
Equity compensation plans not approved by security holders:
Oculii Corp. 2017 Stock Option Plan(4)	25,532	(7)	$28.77		0
TOTAL:	2,871,998		$52.20	(8)	5,756,163

(1)

Our Board of Directors adopted, and our shareholders approved, the 2012 Equity Incentive Plan, or 2012 Plan, which became effective in October 2012 in connection with our initial public offering. As a result of the adoption of the 2021 Equity Incentive Plan, or 2021 Plan, in 2021, we no longer grant awards under the 2012 Plan; however, all outstanding options and restricted stock unit awards issued pursuant to the 2012 Plan prior to adoption of the 2021 Plan continue to be governed by their existing terms.

(2)

Our Board of Directors adopted, and our shareholders approved, the 2012 Employee Stock Purchase Plan, or ESPP, which became effective in October 2012 in connection with our initial public offering. A total of 460,445 ordinary shares were initially authorized for issuance under the ESPP. The ESPP provides that the number of ordinary shares available for issuance under the ESPP will be increased on the first day of each fiscal year beginning with the 2014 fiscal year, in an amount equal to the least of (i) 1,500,000 ordinary shares, (ii) one and one-quarter percent (1.25%) of the outstanding ordinary shares on the last day of the immediately preceding fiscal year or (iii) such other amount as may be determined by the Board.

(3)

Our Board of Directors adopted, and our shareholders approved, the 2021 Plan at our 2021 annual shareholder meeting. A total of 1,350,000 ordinary shares were initially authorized for issuance under the 2021 Plan, plus any shares reserved for issuance under the 2012 Plan that were not subject to outstanding awards at the time the 2021 Plan was approved by our shareholders and any shares which were subject to awards granted under the 2021 Plan and subsequently expire, terminate or are forfeited. At our 2024 annual meeting of shareholders, our shareholders approved the amendment and restatement of the 2021 Plan to increase the number of shares authorized for issuance thereunder by 1,750,000 shares.

(4)

In connection with our acquisition of Oculii Corp. in November 2021, we assumed the Oculii Corp. 2017 Stock Option Plan, or 2017 Plan. No additional awards will be granted under the 2017 Plan. However, all outstanding stock options previously granted under the 2017 Plan will remain subject to the terms of the 2017 Plan and any outstanding stock options that are cancelled or forfeited due to failure to vest will immediately expire from the 2017 Plan.

(5)	Consists of 10,978 shares granted as restricted stock units and options to purchase 201,087 shares.
(6)	Consists entirely of shares granted as restricted stock units.
(7)	Consists entirely of outstanding options to purchase shares.
(8)	The weighted average exercise price does not take into account outstanding restricted stock units, which have no exercise price.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the ownership of Ambarella’s ordinary shares as of March 1, 2025 by: (i) each director; (ii) each of the executive officers named in the Summary Compensation Table (referred to in this Proxy Statement as our “named executive officers”); (iii) all executive officers and directors of Ambarella as a group; and (iv) all those known by Ambarella to be beneficial owners of more than five percent of its ordinary shares.

	Beneficial Ownership(1)
Beneficial Owner	Number of Shares	Percent of Total
5% Shareholders:
The Vanguard Group(2)	4,614,567	11.0%
BlackRock, Inc.(3)	3,381,197	8.1%

Named Executive Officers and Directors:
Feng-Ming (Fermi) Wang(4)	765,411	1.8%
Leslie Kohn(5)	938,519	2.2%
John Young(6)	93,352	*
Chan W. Lee(7)	90,182	*
Chi-Hong (John) Ju(8)	151,854	*
Chantelle Breithaupt(9)	814	*
Anne De Greef-Safft(10)	9,085	*
Hsaio-Wuen Hon(11)	26,591	*
Chenming C. Hu(13)	25,331	*
Christopher B. Paisley(14)	39,094	*
D. Jeffrey Richardson(15)	24,125	*
Elizabeth M. Schwarting(16)	6,215	*
All executive officers and directors as a group (14 persons) (16)	2,234,103	5.3%

*	Less than one percent.
(1)

This table is based upon information supplied by officers, directors and, in the case of principal shareholders, Schedules 13G filed with the SEC prior to March 1, 2025. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, Ambarella believes that each of the shareholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on 41,975,591 of our ordinary shares outstanding on March 1, 2025. Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a person and the percentage of ownership of that person, stock options held by that person that are currently exercisable or become exercisable within 60 days of March 1, 2025 and restricted stock unit awards held by that person that are subject to release within 60 days of March 1, 2025 are considered to be outstanding and beneficially owned by such person. Those shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other person.

(2)

Pursuant to a Schedule 13G/A filed with the SEC on November 12, 2024, The Vanguard Group reported that as of September 30, 2024 it had shared voting power over 48,876 shares, sole dispositive power over 4,523,405 shares, and shared dispositive power over 91,162 shares, and that its principal address is 100 Vanguard Blvd., Malvern, PA 19355.

(3)

Pursuant to a Schedule 13G/A filed with the SEC on February 9, 2024, BlackRock, Inc. reported that as of December 31, 2023 it had sole voting power over 3,299,890 shares and sole dispositive power over 3,381,197 shares, and that its principal address is 50 Hudson Yards, New York, NY 10001.

(4)

Includes (i) 50,000 shares that Dr. Wang has a right to acquire pursuant to outstanding options and (ii) 8,368 shares expected to be vested and delivered pursuant to outstanding restricted stock unit awards within 60 days of March 1, 2025.

(5)	Includes 4,442 shares expected to be vested and delivered pursuant to outstanding restricted stock unit awards within 60 days of March 1, 2025.
(6)

Includes (i) 25,000 shares that Mr. Young has a right to acquire pursuant to outstanding options and (ii) 3,920 shares expected to be vested and delivered pursuant to outstanding restricted stock unit awards within 60 days of March 1, 2025.

(7)	Includes 4,115 shares expected to be vested and delivered pursuant to outstanding restricted stock unit awards within 60 days of March 1, 2025.
(8)	Includes 2,897 shares expected to be vested and delivered pursuant to outstanding restricted stock unit awards within 60 days of March 1, 2025.
(9)	Includes 814 shares expected to be vested and delivered pursuant to an outstanding restricted stock unit award within 60 days of March 1, 2025.
(10)	Includes 844 shares expected to be vested and delivered pursuant to an outstanding restricted stock unit award within 60 days of March 1, 2025.
(11)	Includes 844 shares expected to be vested and delivered pursuant to an outstanding restricted stock unit award within 60 days of March 1, 2025.
(12)	Includes 844 shares expected to be vested and delivered pursuant to an outstanding restricted stock unit award within 60 days of March 1, 2025.
(13)	Includes 844 shares expected to be vested and delivered pursuant to an outstanding restricted stock unit award within 60 days of March 1, 2025.
(14)	Includes 844 shares expected to be vested and delivered pursuant to an outstanding restricted stock unit award within 60 days of March 1, 2025.
(15)	Includes 844 shares expected to be vested and delivered pursuant to an outstanding restricted stock unit award within 60 days of March 1, 2025.
(16)

Includes an aggregate of 107,362 shares that our directors and executive officers have a right to acquire within 60 days of March 1, 2025 pursuant to outstanding options and restricted stock unit awards.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

In addition to the compensation arrangements with directors and executive officers described elsewhere in this Proxy Statement, the following is a description of each transaction since February 1, 2025 and each currently proposed transaction in which:

•	Ambarella has been or is to be a participant;

•	the amount involved exceeds or will exceed $120,000; and

•

any of our directors, executive officers or beneficial holders of more than 5% of our ordinary shares, or any immediate family member of or person sharing the household with any of these individuals (other than tenants or employees), had or will have a direct or indirect material interest.

Indemnification Agreements with Executive Officers and Directors

Ambarella has entered into indemnification agreements with each of its directors and executive officers pursuant to which Ambarella has agreed to indemnify the directors and executive officers against certain liabilities and expenses incurred by such persons in connection with claims by reason of their being such a director or officer. These indemnification agreements and Ambarella’s memorandum and articles of association will indemnify each of our directors and officers to the fullest extent permitted by applicable Cayman Islands law.

Policy and Procedures

In 2012, Ambarella adopted a formal written policy that became effective upon completion of Ambarella’s initial public offering that all executive officers, directors, nominees for election as directors, beneficial owners of more than 5% of our ordinary shares and any member of the immediate family of any of the foregoing persons, are not permitted to enter into a related party transaction in which the aggregate amount involved will or may be expected to exceed $120,000 in any calendar year with Ambarella without the prior consent of Ambarella’s Audit Committee, subject to the pre-approval exceptions described below. If advance approval is not feasible, then the related party transaction will be considered at the Audit Committee’s next regularly scheduled meeting. In approving or rejecting any such proposal, the Audit Committee is to consider the relevant facts and circumstances including, but not limited to, whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related party’s interest in the transaction. The Board has delegated to the chair of the Audit Committee the authority to pre-approve or ratify any request to enter into a transaction with a related party, in which the amount involved is less than $250,000 and where the chair is not the related party. The Audit Committee may also review certain types of related party transactions that it has deemed pre-approved even if the aggregate amount involved will exceed $120,000 including, employment of executive officers, director compensation, certain transactions with other organizations in which the relevant person is not an executive officer or beneficial owner of more than 10%, certain charitable contributions, transactions where all shareholders receive proportional benefits, transactions involving competitive bids, regulated transactions and certain banking-related services.

SHAREHOLDER PROPOSALS FOR THE 2026 ANNUAL MEETING OF SHAREHOLDERS

If a shareholder wishes to present a proposal to be included in our Proxy Statement for the 2026 Annual Meeting of Shareholders, the proponent and the proposal must comply with the proxy proposal submission rules of the SEC. One of the requirements is that the proposal be received by the Secretary no later than December 26, 2025. Proposals we receive after that date will not be included in the Proxy Statement. We urge shareholders to submit proposals by Certified Mail—Return Receipt Requested.

A shareholder proposal not included in our proxy statement for the 2026 Annual Meeting of Shareholders will be ineligible for presentation at the 2026 Annual Meeting of Shareholders unless the shareholder gives timely notice of the proposal in writing to the Secretary of Ambarella at the principal executive offices of Ambarella. Under our articles of association, in order for a matter to be deemed properly presented by a shareholder, timely notice must be delivered to, or mailed and received by, us not more than one hundred twenty (120) days nor less than ninety (90) days in advance of the one-year anniversary of the date of our proxy statement provided in connection with the previous year’s annual meeting of shareholders, December 26, 2025 and January 25, 2026, respectively, for the 2026 Annual Meeting of Shareholders; provided, however, that in the event that we did not hold an Annual Meeting in the prior year or if the date of the Annual Meeting is more than 30 days before or after the anniversary date of the prior year’s Annual Meeting, we must receive the shareholder’s notice not earlier than the close of business on the 120th day prior to the Annual Meeting and not later than the close of business on the later of 90 days prior to the Annual Meeting and the 10th day after the day we provided such public disclosure of the meeting date.

The shareholder’s notice must set forth, as to each proposed matter, the following: (a) a brief description of the business desired to be brought before the meeting and reasons for conducting such business at the meeting; (b) the name and address, as they appear on our books, of the shareholder proposing such business; (c) the class and number of shares of our securities that are beneficially owned by the shareholder; (d) any material interest of the shareholder in such business; and (e) any other information that is required to be provided by such shareholder pursuant to our articles of association or the proxy proposal submission rules of the SEC. Additional requirements relating to shareholder nominations of individuals to stand for election to the Board at our annual meeting of shareholders may be found above in “Information Regarding the Board of Directors and Corporate Governance—Director Nominations.” The presiding officer of the meeting may refuse to acknowledge any matter not made in compliance with the foregoing procedure.

HOUSEHOLDING OF PROXY MATERIALS

To reduce the expense of delivering duplicate proxy materials to shareholders who may have more than one account holding ordinary shares of Ambarella but who share the same address, we have adopted a procedure approved by the SEC called “householding.” Under this procedure, certain shareholders of record who have the same address and last name will receive only one copy of the Notice of Internet Availability for our proxy materials until such time as one or more of these shareholders notifies us that they want to receive separate copies. This procedure reduces duplicate mailings and saves printing costs and postage fees, as well as natural resources. Shareholders who participate in householding will continue to have access to and utilize separate proxy voting instructions.

If you are a registered shareholder and you receive a single copy of the Notice of Internet Availability as a result of householding, and you would like to have separate copies mailed to you, or if you receive multiple copies and would like to receive a single copy, you may submit a request in the following manners:

by internet:	go to www.envisionreports.com/AMBR

by phone:	call 1-866-641-4276

by email:	send an email to investorvote@computershare.com with “Proxy Materials Ambarella Inc.” in the subject line. Include your full name and address, as well as the unique ID number found on your Shareholder Meeting Notice.

Shareholders who hold shares in street name may contact their brokerage firm, bank, broker-dealer or other similar organization to request information about householding.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON JUNE 4, 2025

The notice of annual meeting, proxy statement and annual report are available at www.edocumentview.com/AMBA. If you are a shareholder of record, you also may view these materials at http://www.envisionreports.com/AMBA.

OTHER MATTERS

The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors

MICHAEL MOREHEAD

General Counsel and Secretary

April 25, 2025

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.

2025 Annual Meeting Proxy Card

IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

A	Proposals – The Board of Directors recommend a vote FOR all the nominees listed and FOR Proposals 2 and 3.

1. Election of Directors:

	For	Withhold		For	Withhold		For	Withhold
01 - Chantelle Breithaupt	☐	☐	02 - Chenming Hu, Ph.D.	☐	☐	03 - Feng-Ming (Fermi) Wang, Ph.D.	☐	☐

	For	Against	Abstain		For	Against	Abstain
2. To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending January 31, 2026.	☐	☐	☐	3. To approve on a non-binding, advisory basis, the compensation of our named executive officers.	☐	☐	☐

B	Authorized Signatures – This section must be completed for your vote to count. Please date and sign below.

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) – Please print date below.	Signature 1 – Please keep signature within the box.	Signature 2 – Please keep signature within the box.

1 U P X 6 5 0 4 3 4

044PHA

Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Shareholders.

The material is available at: www.edocumentview.com/AMBA

IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Proxy – Ambarella, Inc.

Notice of 2025 Annual Meeting of Shareholders

Proxy Solicited by Board of Directors for Annual Meeting – June 4, 2025

Feng-Ming (Fermi) Wang, John A. Young and Michael Morehead, or any of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Shareholders of Ambarella, Inc. to be held on June 4, 2025 or at any postponement or adjournment thereof.

This proxy, when properly executed, will be voted in the manner as directed herein. If no such direction is made, this proxy will be voted in accordance with the recommendation of the Board of Directors as described on the reverse side.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

(Items to be voted appear on reverse side)